SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE TORO COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF 2012

ANNUAL MEETING AND

PROXY STATEMENT

FOR MARCH 20, 2012

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The Toro Company
8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
Telephone 952-888-8801

February 7, 2012

Dear Fellow Shareholders:

I am pleased to invite you to join us for The Toro Company 2012 Annual Meeting of Shareholders to be held on Tuesday, March 20, 2012, at 1:30 p.m., Central Daylight Time, at our corporate offices. A live, listen-only audio webcast of the meeting will be available at www.thetorocompany.com/proxy. Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the notice and proxy statement that follow.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.

On behalf of your Toro Board of Directors and Management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Michael J. Hoffman

Chairman and CEO

You can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive shareholder materials electronically will remain in effect until canceled.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Toro Company 2012 Annual Meeting of Shareholders will be held on Tuesday, March 20, 2012, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, for the following purposes:

1.	To elect as directors the three (3) nominees named in the attached proxy statement, each to serve for a term of three years ending at the 2015 Annual Meeting of Shareholders;

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2012;

3.	To hold an advisory vote on executive compensation; and

4.	To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

We currently are not aware of any other business to be brought before the annual meeting. Shareholders of record at the close of business on January 23, 2012, the record date, will be entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting.

A shareholder list will be available at our corporate offices beginning March 9, 2012, during normal business hours for examination by any shareholder registered on our stock ledger as of the record date for any purpose germane to the annual meeting.

Since a majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.

February 7, 2012

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL

Vice President, Secretary and

General Counsel

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THE TORO COMPANY

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MARCH 20, 2012

1:30 p.m. Central Daylight Time

The Toro Company Board of Directors is using this proxy statement to solicit your proxy for use at The Toro Company 2012 Annual Meeting of Shareholders to be held at 1:30 p.m., Central Daylight Time, on Tuesday, March 20, 2012. We intend to send a Notice Regarding the Availability of Proxy Materials for the annual meeting and make proxy materials available to shareholders (or for certain shareholders and for those who request, a paper copy of this proxy statement and the form of proxy) on or about February 7, 2012. Please note that references in this proxy statement to “Toro,” our “Company,” “we,” “us,” “our” and similar terms refer to The Toro Company.

NOTE ABOUT FORWARD LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by those sections. These forward-looking statements are generally identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “forecast,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” and similar expressions or future dates. Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include factors that affect all businesses operating in a global market as well as matters specific to us. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position, or future financial performance are described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on December 21, 2011, in Part I, Item 1A,”Risk Factors.” You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. You should consult any further disclosures we make on related subjects in our future Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, March 20, 2012.

This proxy statement and our 2011 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2011, are available at www.thetorocompany.com/proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our shareholders of record and beneficial owners (other than those beneficial owners who hold shares of our common stock in The Toro Company Investment, Savings and Employee Stock Ownership Plan, or IS&ESOP, The Toro Company Profit Sharing Plan for Plymouth Union Employees, The Toro Company Deferred Compensation Plan for Officers, or the Deferred Plan for Officers, The Toro Company Deferred Compensation Plan for Non-Employee Directors, or the Deferred Plan for Directors, and those record and beneficial owners who previously have requested that they receive electronic or paper copies of our proxy materials). All shareholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

When and Where Will the Annual Meeting Be Held?

The annual meeting will be held on Tuesday, March 20, 2012, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196.

What Are the Purposes of the Annual Meeting?

The purposes of the annual meeting are to vote on the following items:

1.	To elect as directors the three (3) nominees named in this proxy statement, each to serve for a term of three years ending at the 2015 Annual Meeting of Shareholders;

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2012;

3.	To hold an advisory vote on executive compensation or “say-on-pay” vote; and

4.	To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Who Is Entitled to Vote at the Annual Meeting?

Shareholders of record at the close of business on January 23, 2012, the record date, will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. As of January 23, 2012, there were 30,066,881 outstanding shares of our common stock. Each share of our common stock is entitled to one vote on each matter to be voted on at the annual meeting. Shares of our common stock that are held by us in our treasury are not counted as outstanding shares and will not be voted.

What Does It Mean If I Receive More Than One Notice or Set of Proxy Materials?

If you hold shares in more than one account, you may receive multiple copies of the Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials. If you are a participant in our Dividend Reinvestment Plan, shares registered in your name are combined with shares you hold in that plan. Similarly, where possible, shares registered in your name are combined with shares you hold, if any, as a participant in certain Toro employee benefit plans. However, shares you hold in “street name” (through a broker, bank or other nominee) are not combined with shares registered in your name or held as a participant in Toro employee benefit plans. If you receive more than one Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials, you must vote separately for each notice, e-mail notification or proxy and/or voting instruction card having a unique control number to ensure that you vote all of your shares.

What Different Methods May I Use to Vote My Shares?

Your vote is important. If your shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•

Vote by Internet, by going to www.proxyvote.com and following the instructions for Internet voting shown on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials.

•	Vote by Telephone, by dialing 800-690-6903 and following the instructions for telephone voting shown on your proxy card.

•

Vote by Proxy Card, by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

If you hold shares as a participant in certain Toro employee benefit plans, you may vote your shares by one of the three methods noted above. If your shares are held in “street name,” you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or by telephone.

How Will My Shares Be Voted?

If you return your signed proxy card or use Internet or telephone voting before the annual meeting, the named proxies will vote your shares as you direct. If you hold shares as a participant in certain Toro employee benefit plans, the trustee for such plan will cause your shares to be voted confidentially in accordance with your instructions.

For Proposal One—Election of Directors, you may:

•	Vote FOR all three nominees;

•	WITHHOLD your vote from all three nominees; or

•	WITHHOLD your vote from one or more nominees you designate.

For Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm and Proposal Three—Executive Compensation Advisory Vote, you may:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

If your shares are registered in your name and you send in your proxy card or use Internet or telephone voting but you do not specify how you want to vote your shares, the proxies will vote your shares FOR all three nominees for election to the Board in Proposal One—Election of Directors, FOR Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm, and FOR Proposal Three—Executive Compensation Advisory Vote. If you hold shares as a participant in certain Toro employee benefit plans and you do not provide voting instructions for such shares, in accordance with the terms of each respective plan, the trustee for such plan will vote your shares in the same proportion as the votes actually cast by participants.

If your shares are held in “street name” and you do not indicate how you wish to vote, under the New York Stock Exchange, or NYSE, rules, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal One—Election of Directors and Proposal

Three—Executive Compensation Advisory Vote are not “routine” matters. Accordingly, if you do not direct your broker how to vote on those proposals, your broker may not exercise discretionary voting authority and may not vote your shares on such proposals. This is called a “broker non-vote” and although your shares will be considered to be represented by proxy at the annual meeting, as discussed below, they are not considered to be shares “entitled to vote” at the annual meeting and will not be counted as having been voted on the applicable proposal. Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm is a “routine” matter and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “For” or “Against” the proposal in the absence of your instruction.

How Does the Board Recommend that I Vote?

The Board of Directors unanimously recommends that you vote:

•	FOR all three nominees for election to the Board in Proposal One—Election of Directors;

•	FOR Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm; and

•	FOR Proposal Three—Executive Compensation Advisory Vote.

How Can I Revoke or Change My Vote?

If your shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•

Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card;

•	Sending written notice of revocation to our Vice President, Secretary and General Counsel; or

•	Attending the annual meeting and voting by ballot.

If you hold shares as a participant in certain Toro employee benefit plans, you may revoke or change your proxy by submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card. If your shares are held in “street name,” you may revoke your proxy by following instructions provided by your broker, bank or other nominee.

How Many Shares Must Be Present to Hold the Annual Meeting?

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum if you submit a proxy or vote at the annual meeting. Shares represented by proxies marked “Abstain” and “broker non-votes” also are counted in determining whether a quorum is present for the transaction of business at the annual meeting.

What Vote Is Required for Each Proposal?

Proposal One—Election of Directors will be decided by the affirmative vote of a plurality of shares of our common stock as of the record date present in person or represented by proxy at the annual meeting. A “plurality” for Proposal One means the individuals who receive the greatest number of votes cast “For” are elected as directors. However, under our Amended and Restated Bylaws, if a majority of the votes of the shares present in person or represented by proxy at the annual meeting are designated to be “Withheld” from or are voted “Against” a nominee for director in an uncontested election, that director must tender his or her resignation for consideration by the Nominating & Governance Committee. The Nominating & Governance Committee then must evaluate the best interests of our Company and its shareholders and recommend the action to be taken by the Board with respect to such tendered resignation.

Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the annual meeting.

Proposal Three—Executive Compensation Advisory Vote will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the annual meeting. This is a non-binding advisory vote; however, our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Proxies marked “Withheld” on Proposal One—Election of Directors or “Abstain” on Proposal Two—Ratification of Section of Independent Registered Public Accounting Firm or Proposal Three—Executive Compensation Advisory Vote proposal will be counted in determining the total number of shares “entitled to vote” on such proposal and will have the effect of a vote “Against” a director or a proposal. However, “broker non-votes” are not considered to be shares “entitled to vote” at the annual meeting and, as such, will not be counted as having been voted on the applicable proposal.

Who Will Count the Votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate shareholder votes and act as our independent inspector of elections for the annual meeting.

Are There Any Matters To Be Voted On at the Annual Meeting that Are Not Included in this Proxy Statement?

We currently are not aware of any business to be acted upon at the annual meeting other than that described in this proxy statement. If, however, other matters properly are brought before the annual meeting, or any adjournment or postponement of the annual meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

How Will Business Be Conducted at the Annual Meeting?

The presiding officer at the annual meeting will determine how business at the meeting will be conducted. Only nominations and other proposals brought before the annual meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received. In order for a shareholder proposal to have been included in our proxy statement for the annual meeting, our Vice President, Secretary and General Counsel must have received such proposal not later than October 4, 2011. Under our Amended and Restated Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the annual meeting or a proposal for any other business to be brought before the annual meeting must have been received by our Vice President, Secretary and General Counsel not later than December 16, 2011, nor earlier than November 16, 2011, and must have contained the specific information required by our Amended and Restated Bylaws.

STOCK OWNERSHIP

Significant Beneficial Owners

The following table sets forth information known to us as of January 23, 2012, as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, MD 21202	2,202,780	(2)	7.33%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,905,193	(3)	6.34%
Common Stock	Mairs and Power, Inc. 332 Minnesota St. W-1520 First National Bank Building St. Paul, MN 55101	1,671,470	(4)	5.56%
Common Stock	BlackRock, Inc. 40 East 52nd St. New York, NY 10022	1,588,829	(5)	5.28%

(1)	Percent of class is based on 30,066,881 shares outstanding as of January 23, 2012.

(2)	Based solely on information contained in the most recently filed Schedule 13F of T. Rowe Price, Associates, Inc., an investment advisor, filed with the SEC on November 14, 2011, reflecting beneficial ownership as of September 30, 2011 of 2,202,780 shares of our common stock, with sole investment discretion with respect to all such shares, sole voting authority with respect to 273,500 shares and no voting authority with respect to 1,929,280 shares.

(3)	Based solely on information contained in the most recently filed Schedule 13F of The Vanguard Group, Inc. an investment advisor, filed with the SEC on November 15, 2011, reflecting beneficial ownership as of September 30, 2011 of 1,905,193 shares of our common stock, with sole investment discretion but no voting authority with respect to 1,882,952 shares and shared investment discretion and voting authority with respect to 22,241 shares.

(4)	Based solely on information contained in the most recently filed Schedule 13F of Mairs and Power, Inc., an investment advisor, filed with the SEC on November 14, 2011, reflecting beneficial ownership as of September 30, 2011 of 1,671,470 shares of our common stock, with sole investment discretion with respect to all such shares, sole voting authority with respect to 1,342,400 shares and no voting authority with respect to 329,070 shares.

(5)

Based solely on information contained in: (a) the most recently filed Schedule 13F of BlackRock, Inc. filed with the SEC on November 3, 2011, reflecting beneficial ownership as of September 30, 2011 of 3,198 shares of our common stock; (b) the most recently filed Schedule 13F of BlackRock Japan Co. Ltd. filed with the SEC on November 3, 2011, reflecting beneficial ownership as of September 30, 2011 of 683 shares of our common stock; (c) the most recently filed Schedule 13F of BlackRock Institutional Trust Company, N.A., reflecting beneficial ownership as of September 30, 2011 of 645,465 shares of our common stock; (d) the most recently filed Schedule 13F of BlackRock Fund Advisors, reflecting beneficial ownership as of September 30, 2011 of 844,649 shares of our common stock; (e) the most recently filed Schedule 13F of BlackRock

Advisors, LLC, reflecting beneficial ownership as of September 30, 2011 of 19,390 shares of our common stock; (f) the most recently filed Schedule 13F of BlackRock Investment Management, LLC, reflecting beneficial ownership as of September 30, 2011 of 60,724 shares of our common stock; and (g) the most recently filed Schedule 13F of BlackRock Group Limited, reflecting beneficial ownership as of September 30, 2011 of 14,720 shares of our common stock. Each entity reported sole investment discretion and voting authority with respect to all such shares. BlackRock, Inc. is a parent holding company of certain institutional investment managers and the most recently filed Schedule 13F of BlackRock, Inc. names each of the other entities listed herein as a subsidiary and individual filer of Schedules 13F.

Directors and Executive Officers

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 23, 2012, by (i) each of our directors and nominees for director, (ii) our “principal executive officer,” “current principal financial officer,” “former principal financial officer,” and the next three most highly compensated executive officers named in the “Summary Compensation Table” on page 54 (we collectively refer to these persons as our “named executive officers”), and (iii) all current directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership of Common Stock(1)(2)(3)	Common Stock Beneficially Owned as a Percent of Common Stock Outstanding(4)
Non-Employee Directors:
Robert C. Buhrmaster	50,395	*
Janet K. Cooper	36,380	*
Gary L. Ellis	21,720	*
Jeffrey M. Ettinger	3,522	*
Katherine J. Harless	32,813	*
Robert H. Nassau	27,988	*
Gregg W. Steinhafel	29,172	*
Inge G. Thulin	15,468	*
Christopher A. Twomey	44,744	*
Named Executive Officers:
Michael J. Hoffman	793,176	2.60%
Renee J. Peterson(5)	22,666	*
Stephen P. Wolfe(6)	353,255	1.17%
Timothy P. Dordell	65,055	*
Peter M. Ramstad	61,528	*
Michael D. Drazan	89,669	*
All Directors and Executive Officers as a Group (21)(7)	1,644,116	5.30%

*	Less than one percent of the outstanding shares of our common stock

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares: (a) the power to vote or direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. Except as otherwise indicated in the footnotes to this table, the persons in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	“Beneficial ownership” also includes: (a) shares that a person has the right to acquire within 60 days of January 23, 2012, and, as such, includes shares that may be acquired upon exercise of stock options within 60 days of January 23, 2012; (b) shares of restricted stock that vest over time and are subject to forfeiture until vested; (c) shares allocated to executive officers under the IS&ESOP; and (d) common stock units, matching units and performance share units, collectively referred to as units, credited under the Deferred Plan for Directors and the Deferred Plan for Officers.

Name	Stock Options	Restricted Stock	IS&ESOP	Units under the Deferred Plan for Directors	Units under the Deferred Plan for Officers
Non-Employee Directors:
Robert C. Buhrmaster	20,072	—	—	4,188	—
Janet K. Cooper	20,072	—	—	10,361	—
Gary L. Ellis	12,526	—	—	862	—
Jeffrey M. Ettinger	770	—	—	0	—
Katherine J. Harless	20,072	—	—	0	—
Robert H. Nassau	12,526	—	—	15,462	—
Gregg W. Steinhafel	20,072	—	—	1,288	—
Inge G. Thulin	9,248	—	—	2,338	—
Christopher A. Twomey	16,072	—	—	2,255	—
Named Executive Officers:
Michael J. Hoffman	475,367	0	32,000	—	48,249
Renee J. Peterson	0	22,666	0	—	0
Stephen P. Wolfe	91,433	0	29,178	—	39,469
Timothy P. Dordell	57,470	0	209	—	5,541
Peter M. Ramstad	55,500	0	219	—	2,509
Michael D. Drazan	52,083	0	2,081	—	13,260
All Directors and Executive Officers as a Group (21)	963,481	31,611	85,209	36,753	74,311

(3)	Includes shares held in trust for estate planning purposes as follows: 12,741 shares for Ms. Harless, 26,417 shares for Mr. Twomey, 69,761 shares for Mr. Wolfe, 1,835 shares for Mr. Dordell and 40,993 shares for all current directors and executive officers as a group. Each of Ms. Harless and Messrs. Twomey and Wolfe has shared voting and investment power with respect to the shares held in trust. Also includes 5,947 shares pledged by Ms. Cooper under the terms of a credit agreement and 26,417 shares pledged by Mr. Twomey as collateral for a portfolio loan account.

(4)	Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and the group, that all shares that may be acquired by such person or by the group pursuant to stock options or other rights currently exercisable or that become exercisable within 60 days following January 23, 2012, are outstanding for the purpose of computing the percentage of common stock owned by such person or by the group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock owned by any other person.

(5)	Ms. Peterson, our current Vice President, Finance and Chief Financial Officer commenced employment on August 22, 2011.

(6)	Mr. Wolfe, our former Vice President, Finance and Chief Financial Officer, retired on July 31, 2011.

(7)	Includes shares beneficially owned by all current directors and executive officers. Therefore, Mr. Wolfe’s ownership is excluded from this amount.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and greater than 10% owners of our common stock who did not file on a timely basis reports required by Section 16 of the Exchange Act. Based on review of reports filed by these reporting persons on the SEC’s electronic filing, or EDGAR, system and written representations by our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during our fiscal year ended October 31, 2011, or fiscal 2011.

PROPOSAL ONE—ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Restated Certificate of Incorporation provides that our Board of Directors may be comprised of between eight and twelve directors. Our Board currently is comprised of 10 directors. As provided in our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors of the same or nearly the same number, with each class elected in a different year for a term of three years. Our current directors and their respective current terms are as follows:

Current Term Ending at 2012 Annual Meeting	Current Term Ending at 2013 Annual Meeting	Current Term Ending at 2014 Annual Meeting
Janet K. Cooper	Robert C. Buhrmaster	Jeffrey M. Ettinger
Gary L. Ellis	Robert H. Nassau	Katherine J. Harless
Gregg W. Steinhafel	Christopher A. Twomey	Inge G. Thulin
Michael J. Hoffman

Nominees for Director

The Board has nominated each of Janet K. Cooper, Gary L. Ellis and Gregg W. Steinhafel for election to the Board to serve for a three-year term ending at the 2015 Annual Meeting of Shareholders. Each of these nominees is a current member of the Board and has consented to serve if elected. Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is three.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election to the Board of the three nominees for director.

If prior to the annual meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for that nominee will be voted for a substitute nominee as selected by the Board. Alternatively, at the Board’s discretion, the proxies may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees and Continuing Directors

The following paragraphs provide information about each nominee for election to the Board at the annual meeting and each other member of the Board, including all positions he or she currently holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. We believe that all of our director nominees and other directors display personal and professional integrity; satisfactory levels of education and/or business experience; business acumen; an appropriate level of understanding of our business, its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board and its committees; a fit of skills and personality with those of our other directors that helps build a Board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our shareholders. The information presented below regarding each director nominee or director also sets forth specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director in light of our business and structure.

Nominees for Election to the Board—Current Term Ending at the 2012 Annual Meeting

Janet K. Cooper, age 58, was the Senior Vice President and Treasurer of Qwest Communications International Inc., Denver, Colorado (a U. S. telecommunications company that merged with and now does business as CenturyLink), from September 2002 to June 2008. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., including as Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including as Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997. First elected to the Toro Board in 1994, she is the Chair of the Audit Committee and a member of the Finance Committee. Ms. Cooper has served as a director of Lennox International Inc. since 1999, and also currently serves as a director of MWH Global.

Through her experience in various senior level financial positions with Qwest, McDATA Corporation, US West and Quaker, Ms. Cooper has developed a substantial financial and accounting background and expertise, which she contributes to our Board and more specifically to our Audit Committee, in her role as Chair, and to our Finance Committee. Ms. Cooper’s financial expertise and acumen in capital markets, audit, tax, accounting, treasury and risk-management matters assists our Board in providing oversight to Management on these matters. Ms. Cooper’s senior leadership experience also enables her to provide strategic input to our Board, in addition to her financial expertise, discipline and oversight.

Gary L. Ellis, age 55, is the Senior Vice President and Chief Financial Officer of Medtronic, Inc., Minneapolis, Minnesota (a global medical technology company). Mr. Ellis has held these positions since May 2005. Previously, he was the Vice President, Corporate Controller and Treasurer of Medtronic from 1999 to May 2005. First elected to the Toro Board in 2006, he is the Chair of the Finance Committee and a member of the Audit Committee. Mr. Ellis previously served as the Chairman of the Board of the American Heart Association from 2007 to 2008 and currently serves on the boards of the Science Museum of Minnesota and the Greater Twin Cities United Way.

As Chief Financial Officer of Medtronic, a Fortune 500 public company with global operations, Mr. Ellis possesses and brings relevant financial leadership experience and expertise to our Board and more specifically to our Finance Committee, in his role as Chair, and our to Audit Committee. Such experience assists our Board in providing oversight to Management regarding capital structure, financial condition and policies, long-range financial objectives, tax strategies, financing requirements and arrangements, capital budgets and expenditures, risk-management, insurance coverage, and strategic planning matters. Additionally, Mr. Ellis contributes his international experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions. As a result, Mr. Ellis provides our Board valuable perspectives as our Company continues its efforts to improve revenue growth and profitability, including specifically growth in international markets, and maintain a strong balance sheet.

Gregg W. Steinhafel, age 57, is the Chairman, President and Chief Executive Officer of Target Corporation, Minneapolis, Minnesota (a variety retailing company). Mr. Steinhafel was appointed as Chairman of Target in February 2009, was elected as Chief Executive Officer in May 2008, and was elected as President in 1999. First elected to the Toro Board in 1999, he is a member of the Compensation & Human Resources Committee and the Nominating & Governance Committee. Mr. Steinhafel has served as a director of Target since 2007 and also currently serves on the board of the Retail Industry Leaders Association.

Mr. Steinhafel brings to our Board meaningful leadership experience and retail knowledge that he has developed in his more than 30 years with Target, a Fortune 500 public company. As Chairman, President and Chief Executive Officer of Target, Mr. Steinhafel is responsible for Target’s strong brand recognition, devotion to innovation, strong supply chain initiatives, and disciplined approach to managing its business and investing in future growth, all of which are important to our Company’s business strategies. In addition, he contributes executive decision-making skills and valuable strategic planning expertise, as well as significant and relevant knowledge of public company requirements and issues. Mr. Steinhafel’s significant retail knowledge assists our Board in providing guidance with respect to our residential business, which is affected by consumer confidence and spending levels, changing buying patterns of customers and the amount of product placement at mass retailers, such as The Home Depot.

Continuing Members of the Board—Current Term Ending at the 2013 Annual Meeting

Robert C. Buhrmaster, age 64, was the Chairman and Chief Executive Officer of Jostens, Inc., Minneapolis, Minnesota (a designer and producer of athletic championship and scholastic products), until his retirement in 2004. Mr. Buhrmaster was appointed Chairman of Jostens in 1998 and was elected as Chief Executive Officer in 1994. He also served as President of Jostens from 1994 to January 2003. First elected to the Toro Board in 1996, he serves as our presiding non-management director, or lead director, is the Chair of the Nominating & Governance Committee and is a member of the Finance Committee. Mr. Buhrmaster has served as a director of SurModics, Inc. since January 2008 and as its Chairman since January 2009. Since August 2009, he has also served as a director of Caraustar Industries, Inc. From December 2004 through February 2008, Mr. Buhrmaster served as a director of Innovex, Inc.

Mr. Buhrmaster has developed and brings to our Board strong business leadership, corporate strategy and operational expertise that he acquired throughout his long career at Jostens, including as its Chairman, Chief Executive Officer and President. Additionally, as an experienced public company director, Mr. Buhrmaster contributes an enhanced knowledge of public company requirements and issues, including corporate governance matters, which are specifically relevant to his role as our lead director and to his service on our Nominating & Governance Committee, in his role as Chair. As a result, Mr. Buhrmaster is able to draw on his management and boardroom experiences to foster active discussion and collaboration among the independent directors of the Board and with our Management.

Robert H. Nassau, age 70, was the Regional Director of Corporate Accounts of F2 Intelligence Group, Minneapolis, Minnesota (a provider of consulting and due diligence services for mergers and acquisitions), from November 2003 until his retirement in November 2006. Previously, he was the owner and Chief Executive Officer of Nasly Inc., from February 2000 to November 2003. He also previously served as President and Chief Executive Officer of St. Raymond Wood Products Holding Limited from January 1997 to August 1999. First elected to the Toro Board in 1988, he is a member of the Audit Committee, the Compensation & Human Resources Committee and the Nominating & Governance Committee.

Mr. Nassau has developed and brings to our Board many years of business, management and operations expertise, including specific experience with lawn and garden tractors and riding mowers acquired early in his career through previous executive and management positions with J.I. Case Company and Ford Motor Company. Additionally, as our longest serving director having 23 years of Board service with us, Mr. Nassau has developed deep and meaningful knowledge of our Company, our business and our industry over the long term. As a result, Mr. Nassau provides valuable historical perspective, as well as insight regarding future strategic opportunities and challenges.

Christopher A. Twomey, age 63, is the Chairman of Arctic Cat Inc., Thief River Falls, Minnesota (a manufacturer of all-terrain vehicles and snowmobiles), a position he has held since August 2003. Previously, Mr. Twomey was the Chief Executive Officer of Arctic Cat from 1986 until his retirement in

December 2010. First elected to the Toro Board in 1998, he is the Chair of the Compensation & Human Resources Committee and a member of the Nominating & Governance Committee. Mr. Twomey has been a director of Arctic Cat since 1987.

Mr. Twomey brings to our Board meaningful strategic, management and operational experience and knowledge developed in his more than 25 years with Arctic Cat. As a result of Mr. Twomey’s long career in a business and industry dependent on distributor relationships and financing sources, and affected by weather conditions and seasonality considerations, he provides valuable knowledge and insight with respect to similar issues faced by our Company in our industry. Also, as Chairman and former Chief Executive Officer of a public company, Mr. Twomey contributes a solid understanding of public company requirements and issues, including executive compensation and corporate governance issues, which are relevant to his service on our Compensation & Human Resources Committee, in his role as Chair, and as a member of our Nominating & Governance Committee.

Continuing Members of the Board—Current Term Ending at the 2014 Annual Meeting

Jeffrey M. Ettinger, age 53, is the Chairman, President and Chief Executive Officer of Hormel Foods Corporation, Austin, Minnesota (a multinational manufacturer and marketer of consumer-branded food and meat products). Mr. Ettinger has held these positions since November 2006. Previously, he was President and Chief Executive Officer of Hormel Foods from January 2006 to November 2006, and was President and Chief Operating Officer from 2004 to 2006. First elected to the Toro Board in July 2010, he is a member of the Audit Committee and the Compensation & Human Resources Committee. Mr. Ettinger has served as a director of Hormel Foods since 2004, and currently serves on the boards of the Grocery Manufacturers of America, the American Meat Institute, the Minnesota Business Partnership, the Austin Medical Center Foundation and The Hormel Foundation.

Mr. Ettinger has developed throughout his career, and brings to our Board, strong business acumen, significant executive leadership attributes and relevant experience of driving growth through innovation and strategic acquisitions. As Chairman, President and Chief Executive Officer of Hormel Foods, a Fortune 500 public company with global operations, Mr. Ettinger provides our Board and Management relevant insight and guidance with respect to numerous issues important to our Company, including in particular our strategy of driving growth in our business through the development of innovative, customer-valued products and expansion of our global presence through targeted acquisitions. Additionally, he contributes knowledge of public company requirements and issues, which are helpful to his service a member of our Audit Committee and Compensation & Human Resources Committee.

Katherine J. Harless, age 60, was the President and Chief Executive Officer of Idearc Inc., Dallas/Fort Worth, Texas (a provider of sales, publishing and related services including Verizon Yellow Pages and SuperPages.com), from November 2006 until her retirement in February 2008. On March 31, 2009, Idearc Inc. and all of its domestic subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Bankruptcy Code. On December 31, 2009, Idearc emerged from the Chapter 11 bankruptcy proceedings and under its plan of reorganization has, among other things, changed its name to SuperMedia Inc. and now trades on the NASDAQ Global Market under the symbol “SPMD.” Ms. Harless also previously served as President and Chief Executive Officer of Verizon Information Services Inc. from 2000 to November 2006, when it was spun off by Verizon Communications, Inc. to become Idearc, and was a director of Idearc from November 2006 to May 2008. First elected to the Toro Board in 2000, she is a member of the Audit Committee, the Compensation & Human Resources Committee and the Nominating & Governance Committee. Ms. Harless also currently serves on the advisory board of the McCombs School of Business at the University of Texas, Austin, and is a director for the North Texas Chapter of the National Association of Corporate Directors.

Ms. Harless brings to our Board executive leadership and management skills that earned her positions as former President and Chief Executive Officer of Idearc and as former President of several strategic business units at Verizon Communications, Inc. and GTE Corporation. Ms. Harless was the first woman to become President of an operating company of GTE Corporation. Ms. Harless provides our Board with a seasoned business perspective and provides valuable business, leadership and management insights with respect to our strategic direction. Through her position as former President and Chief Executive Officer of Idearc, a public company, Ms. Harless gained experience and knowledge of financial, executive compensation, corporate governance and other requirements and issues applicable to public companies, which are helpful to her service as a member of our Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee.

Inge G. Thulin, age 58, is the Executive Vice President and Chief Operating Officer of 3M Company, Saint Paul, Minnesota (a global diversified technology and manufacturing company). Mr. Thulin has held these positions since May 2011. Previously he was Executive Vice President, International Operations of 3M from 2003 to 2011, Area Vice President, Asia Pacific from 2003 to 2004 and Area Vice President, Europe, Central/East Europe & Middle East from 2002 to 2003. First elected to the Toro Board in September 2007, he is a member of the Audit Committee and the Finance Committee. Mr. Thulin also currently serves on the boards of the United States Counsel for International Business and the Carlson School of Management, University of Minnesota.

Through his tenure with 3M, a Fortune 500 public company with global diversified manufacturing operations and, in 2010, international operations representing approximately 66 percent, or $17.5 billion, of 3M’s $26.7 billion in sales, Mr. Thulin has developed and brings to our Board significant leadership skills, strong international expertise and a proven ability to develop successful growth strategies in global organizations. He also contributes international structuring, operational and acquisition experience gained through his various previous positions with 3M, including as the leader of several businesses and subsidiaries in Sweden, France, Belgium and Russia. Mr. Thulin is a native of Sweden. As a result of his background and experience, Mr. Thulin provides valuable insight as our Company continues to focus on increasing global presence to grow our revenues by investing in new products designed specifically for international markets and in infrastructure around the world that will connect us more closely to international customers.

Michael J. Hoffman, age 56, is our Chairman of the Board, President and Chief Executive Officer, and we generally refer to him in this proxy statement as our Chairman and CEO. Mr. Hoffman was appointed as Chairman in March 2006, was elected as Chief Executive Officer in March 2005, and was elected as President in October 2004. He was our Chief Operating Officer from October 2004 to March 2005. Mr. Hoffman was first elected to the Toro Board in March 2005, and since November 2005 has also served as a director of Donaldson Company, Inc.

In his 34 years with our Company, Mr. Hoffman has developed and brings to our Board leadership experience and extensive knowledge of all aspects of our Company, business, industry, markets and day-to-day operations. Mr. Hoffman contributes an unwavering commitment to quality and innovation in our products, customer service, manufacturing, and marketing, and is a strong steward of our culture and ethical “tone at the top.” Mr. Hoffman’s role as Chairman of the Board and Chief Executive Officer of our Company creates a critical link between our Board and our Management. As a result of his dual role, Mr. Hoffman provides unique insight into our Company’s future strategies, opportunities and challenges, and serves as the unifying element between the leadership and strategic direction provided by our Board and the implementation of our business strategies by Management. Additionally, Mr. Hoffman’s service on the board of directors of Donaldson enables him to bring an enhanced understanding of, and experience with, public company requirements and issues.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include: director qualifications, responsibilities, compensation and independence; Board committees; director access to officers and employees; related party transactions; Chief Executive Officer, or CEO, evaluation and succession; and annual performance evaluation. Our Corporate Governance Guidelines provide, among other things, that:

•	The Board will have a majority of directors who meet the criteria for independence required by applicable law, the rules and regulations of the SEC and the NYSE listing standards.

•

Individual directors who significantly change the responsibility they held when they were elected to the Board should offer their resignation to provide an opportunity for the Board, through the Nominating & Governance Committee, to review the continued appropriateness of Board membership under the circumstances.

•	No director may serve on boards of directors of more than four publicly held companies without the approval of the Nominating & Governance Committee.

•

No director who is an active full-time employee of our Company may serve as a director of more than two other publicly held companies and there may be no interlocking board memberships without the approval of the Nominating & Governance Committee.

•	While the Board does not believe it should establish age limits, any director who has attained the age of 70 should volunteer not to stand for re-election.

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While the Board does not believe it should establish term limits, the Nominating & Governance Committee will review each director’s continuation on the Board before the annual meeting at which a director is to be proposed for re-election.

•

Within five years of joining the Board, each non-management director is expected to own a dollar value of our common stock equal to at least five times the amount of the director’s annual cash retainer for Board service.

•

At any time that the offices of Chairman and CEO are held by the same person, or the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a lead director who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board.

•	The non-management directors will meet in regularly scheduled executive sessions without Management.

•	The Board will maintain an Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee at all times.

•

The Board will annually review top management succession plans and periodically review an emergency leadership preparedness plan applicable in the event the CEO unexpectedly becomes incapacitated or otherwise is unable to serve.

•	The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

Our Corporate Governance Guidelines can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). From time to time the Board, upon recommendation of the Nominating & Governance Committee, reviews and updates our Corporate Governance Guidelines as it deems necessary and appropriate.

Board Leadership Structure

Our Corporate Governance Guidelines provide that (i) our Board has no policy with respect to the separation of the offices of the Chairman and the CEO; (ii) our Board believes that this issue is part of the succession planning process and will be reviewed as the Nominating & Governance Committee deems it appropriate; and (iii) at any time that (a) the offices of Chairman and CEO are held by the same person, or (b) the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a lead director who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board. The Board believes it is appropriate not to have a policy requiring the separation of the offices of the Chairman and the CEO so that it may make this determination based on what it believes is best under the current circumstances. However, the Board endorses the concept of an independent director being in a position of leadership and, thus, our Corporate Governance Guidelines require a lead director when the Chairman is not independent.

Our Board is currently chaired by Michael J. Hoffman, our Chairman and CEO. Our lead director is Robert C. Buhrmaster. Our Nominating & Governance Committee and full Board believe that our current leadership structure is appropriate for several reasons, including: (i) Mr. Hoffman’s extensive knowledge of our Company, our business and our industry, obtained through his 34 years of service to our Company, which benefit Board leadership and the Board’s decision-making process through his active role as Chairman; (ii) it unifies Board leadership and strategic direction as implemented by our Management; and (iii) we are able to appropriately balance risks relating to concentration of authority through the oversight of our independent and engaged lead director and Board. Mr. Hoffman’s biography is set forth on page 14.

As our lead director, Mr. Buhrmaster (i) presides at regularly scheduled executive sessions of the non-employee directors; (ii) provides direction on Board meeting agendas and other materials; (iii) manages the Board’s annual self-assessment process; and (iv) together with the Chair of the Compensation & Human Resources Committee, communicates to Mr. Hoffman the results of his annual performance review and compensation. With more than 15 years of continuous service on our Board, Mr. Buhrmaster has considerable knowledge of our Company, our business and our industry. Mr. Buhrmaster also has significant public company board experience. In addition to serving as our lead director, Mr. Buhrmaster serves as the Chair of our Nominating & Governance Committee. Mr. Buhrmaster’s biography is set forth on page 12.

Board’s Role in Risk Oversight

Management is primarily responsible for the identification, assessment and management of the key risks faced by our Company. Our risk assessment processes are coordinated primarily through our business risk and process improvement function, which is our internal audit function, and involve (i) the identification by senior leaders of our business functions and divisions of the particular risks relevant to their respective areas; (ii) assessment of the materiality of those risks, based on expected probability of occurrence and severity of impact; and (iii) to the extent prudent and feasible, development of strategies and plans to mitigate, monitor and control such risks.

The Board’s oversight of these risks primarily occurs in connection with the exercise of its responsibility to oversee our business, including through the review of our long-term strategic plans,

annual operating plans, financial results, merger and acquisition related activities, material legal proceedings, and management succession plans. In addition, the Board uses its committees to assist with risk oversight within their respective areas of responsibility and expertise as follows:

•

The Audit Committee assists through its oversight of the quality and integrity of our financial reports, compliance with applicable legal and regulatory requirements, qualifications and independence of our independent registered public accounting firm, or external auditor, and performance of our internal audit function; and through its review of our general policies and procedures regarding accounting and financial matters and internal controls. The Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management, including our major financial and business risk exposures and the steps Management has taken to monitor and control such exposures.

•

The Compensation & Human Resources Committee assists through its oversight of our compensation programs and policies and employee organizational and corporate culture plans and strategies. A discussion of the Compensation & Human Resources Committee’s assessment of compensation policies and practices as they relate to our Company’s risk management is found under “Assessment of Risk Related to Compensation Programs” on page 53.

•

The Finance Committee assists through its oversight of our capital structure, financial condition and policies, long-range financial objectives, tax strategies and restructuring projects, financing requirements and arrangements, annual capital budget and capital expenditures, D&O and liability insurance coverage, and the delegated responsibilities of our Management Investment Committee relating to our ERISA-regulated employee benefit plans; and through its evaluation of, among other things, the financial impact of proposed acquisition and divestiture transactions expected to have significant financial implications and related recommendations to the Board and review of post-acquisition financial integration and return on investment.

•

The Nominating & Governance Committee assists through its oversight of our overall corporate governance structure and policies, including director nominations, director independence and qualifications, Board leadership structure and Board committee structure.

The Chair of each Board committee provides a summary of the matters discussed in their committee meeting to the full Board. Additional information regarding the responsibilities of each of these committees can be found under “Board Committees” beginning on page 18.

The Board believes that its oversight of risk is enhanced by its current leadership structure, as previously discussed, because our Chairman and CEO, who is ultimately responsible for our Management’s risk responsibility, also chairs regular Board meetings and, with his in-depth knowledge and understanding of our Company, is well positioned to bring key business issues and risks to the attention of the full Board.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Nominating & Governance Committee, has affirmatively determined that each director who served as a member of our Board during fiscal 2011 (Robert C. Buhrmaster, Gary L. Ellis, Jeffrey M. Ettinger, Janet K. Cooper, Katherine J. Harless, Robert H. Nassau, Gregg W. Steinhafel, Inge G. Thulin and Christopher A. Twomey), other than Michael J. Hoffman, our Chairman and CEO, is independent in that each such person has no material relationship with our Company, our Management or our external auditor, and otherwise meets the independence requirements as established by applicable law, the rules and regulations of the SEC and the NYSE listing standards. The Board determined that Michael J. Hoffman is not independent due to his status as an executive officer of our Company. The Board based its independence determinations, in part, upon a review by the Nominating & Governance Committee and the Board of certain transactions between us and the employers of certain of our directors, each of which was deemed to be pre-approved under our Corporate Governance Guidelines in that each such transaction was made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to us or such unaffiliated corporation, and in which the director had no direct or indirect personal interest, nor received any personal benefit.

Director Attendance; Executive Sessions

The Board held six meetings during fiscal 2011 and took action by unanimous written consent once in fiscal 2011. At each regular Board meeting, our non-employee directors met in executive session without Management present and presided by our lead director. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served.

We encourage all of our directors to attend our annual meeting of shareholders and we customarily schedule a regular Board meeting on the same day as our annual meeting. Nine of our ten directors attended the annual meeting held in March 2011.

Board Committees

The Board has four committees with their respective principal functions and membership described below. Each committee has a charter that is posted on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). On an annual basis, including in fiscal 2011, each committee reviews the adequacy of its charter and its performance.

The following table indicates the current membership of our four Board committees. Each of the members of the Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee meets the independence and other requirements established by applicable law, the rules and regulations of the SEC, the NYSE listing standards and the Internal Revenue Code of 1986, as amended, or Code. Mr. Hoffman is not a member of any Board committee but does attend committee meetings, or portions of such meetings as appropriate, as a member of Management at the invitation of such Board committees.

Director	Audit	Compensation & Human Resources	Nominating & Governance	Finance
Robert C. Buhrmaster			Chair	✓
Janet K. Cooper	Chair			✓
Gary L. Ellis	✓			Chair
Jeffrey M. Ettinger	✓	✓
Katherine J. Harless	✓	✓	✓
Robert H. Nassau	✓	✓	✓
Gregg W. Steinhafel		✓	✓
Inge G. Thulin	✓			✓
Christopher A. Twomey		Chair	✓

Audit Committee.    The Audit Committee oversees our accounting and financial reporting processes and audits of our consolidated financial statements. The Committee assists the Board in oversight of the quality and integrity of our financial reports, our compliance with legal and regulatory requirements, the qualifications and independence of our external auditor, and the performance of our business risk and process improvement function, which is our internal audit function. More specifically, the Committee’s duties and responsibilities include, among others:

•

Reviewing and evaluating, at least annually, the qualifications, independence and performance of our external auditor and having direct responsibility for selecting, engaging, retaining, compensating and, where appropriate, replacing our external auditor;

•	Reviewing and approving in advance the scope, magnitude and budgets of all examinations of our consolidated financial statements by our external auditor;

•

Reviewing and approving in advance the retention of our external auditor for all types of audit and permitted non-audit services to be performed by our external auditor, approving the fees for such services and establishing pre-approval policies and procedures to retain our external auditor for additional non-audit services;

•

Meeting with our external auditor periodically without Management or other Company representatives present to discuss internal controls and accuracy and completeness of our consolidated financial statements;

•	Reviewing our general policies and procedures with respect to accounting and financial matters and internal controls;

•

Reviewing the annual audit plans of our internal audit function and its capability to perform its duties, including its organization, staffing and independence and reviewing significant comments and recommendations of our internal audit function and Management’s responses;

•

Reviewing our Code of Conduct and our Code of Ethics for our CEO and Senior Financial Officers, as well as policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Receiving analyses and comments regarding significant accounting pronouncements which might affect our Company;

•

Reviewing results of audits with our external auditor and Management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal controls and similar issues, and notifying the Board of major problems or deficiencies discovered in carrying out the Committee’s duties;

•

Reviewing with Management and our external auditor any correspondence with regulators or governmental agencies and any significant employee complaints or published reports that raise material issues regarding our consolidated financial statements or accounting policies;

•

Discussing our annual audited consolidated financial statements and quarterly condensed consolidated financial statements with Management and our external auditor, including our external auditor’s audit or review of such financial statements;

•	Reviewing the type and presentation of information included in our earnings releases and any financial information or earnings guidance provided to financial analysts and rating agencies; and

•	Reviewing our policies with respect to risk assessment and risk management, including our major financial risk exposures and Management’s efforts to monitor and control such exposures.

The Board has determined that all members of the Audit Committee, in addition to being independent under the rules and regulations of the SEC and the NYSE listing standards, are financially literate and that Audit Committee Chair Janet K. Cooper meets the definition of “audit committee financial expert” as a result of her experience in senior corporate executive positions with financial oversight responsibilities, including her previous experience as the Senior Vice President and Treasurer of Qwest Communications International Inc. and as the Chief Financial Officer and Senior Vice President of Finance and Administration of McDATA Corporation, as well as other finance positions with Qwest and The Quaker Oats Company. Shareholders should understand that this designation is an SEC disclosure requirement related to Ms. Cooper’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations or liability greater than are generally imposed on her as a member of the Audit Committee and the Board, and her designation as a financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Other members of the Audit Committee who currently are serving or have served as chief executive officers or chief financial officers of other public companies also may be considered financial experts, but the Board has not so designated them.

The Committee held 11 meetings during fiscal 2011 and took action by unanimous written consent once in fiscal 2011. At five of these meetings the Committee met in private session independently without Management present. At three of these meetings the Committee met in separate private sessions with our external auditor, Senior Management, and the director of business risk and process improvement. Additional information regarding the Committee and our external auditor is set forth in “Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm” on page 31.

Compensation & Human Resources Committee.    The Compensation & Human Resources Committee is responsible for discharging the Board’s responsibilities relating to compensation of our CEO and other executive officers and reviewing and monitoring our human resource and organizational matters. The Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs, as well as our philosophy and strategy, as they affect the CEO, other executive officers and senior management employees. More specifically, the Committee’s duties and responsibilities include, among others:

•

Having sole authority to retain and terminate any external compensation consultant used to assist the Committee in the evaluation of CEO or other executive officer compensation, including approval of fees to be paid to the consultant, and before selecting any consultant the committee shall consider any services provided to our Company during the most recently completed and current fiscal year and the fees paid for such services;

•

Reviewing and approving on an annual basis corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending to the Board the overall compensation levels for the CEO based on such evaluation;

•	Reviewing and approving the annual base salaries, annual incentive opportunities and other compensation arrangements of the CEO and other executive officers;

•

Reviewing compensation policies and practices as they affect all employees and relate to risk management practices and risk-taking incentives and reviewing all significant compensation policies and benefit plans to ensure continued appropriateness, including overall employee salary policies and equity-based programs for all categories of employees;

•	Reviewing the stock ownership guidelines for the CEO and other executive officers and reviewing and recommending any proposed changes in director stock ownership guidelines to the Board;

•

Reviewing, approving and administering executive compensation plans, incentive compensation plans and equity-based plans and monitoring compliance with NYSE shareholder approval requirements regarding equity compensation plans;

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Monitoring employee organizational and corporate culture plans and strategies to ensure alignment with our beliefs and philosophies, including key initiatives that are designed to reinforce and strengthen our core values;

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Reviewing with Management the Compensation Discussion and Analysis, the committee report on executive compensation, and any compensation-related proposals, including say-on-pay and frequency of say-on-pay proposals, to be included in our proxy statement for our annual meeting; and

•	Reviewing and recommending any proposed changes in director compensation to the independent members of the Board.

The Committee held three meetings during fiscal 2011 and took action by unanimous written consent twice in fiscal 2011. At each meeting, the Committee met in private session without Management present.

Determining Executive Compensation.    At the beginning of each fiscal year, the Compensation & Human Resources Committee reviews and approves compensation for our Chairman and CEO and each other executive officer, including each of the other named executive officers, which includes:

•	changes, if any, to base salary;

•

annual cash incentive awards for the current fiscal year, including (i) participation targets expressed as a percentage of base salary, target cash payout amounts and maximum cash payout amounts authorized under Code Section 162(m), and (ii) performance measures, weightings, goals and adjustment events; and

•

long-term incentive awards for the current fiscal year, which includes (i) stock option awards, and (ii) three-year performance share awards, including (a) target share payout amounts and maximum share payout amounts authorized under Code Section 162(m), and (b) performance measures, weightings, goals and adjustment events.

In connection with this review and approval, the Committee receives information regarding (i) market base salary, total cash compensation and total direct compensation data and analysis prepared by its independent executive compensation consultant, Towers Watson; (ii) total cash compensation to be paid for the current fiscal year if annual cash incentive awards are achieved and paid at target; (iii) prior fiscal year target equity values; and (iv) total direct compensation for the current fiscal year for equity awards at target. Additionally, the Committee obtains compensation recommendations from our Chairman and CEO, Vice President, Human Resources and Business Development, and Director, Total Rewards and HR Services that reflect individual performance; corporate and/or division performance, as applicable; tenure in the position; and outside market factors, including general economic conditions. Neither the Chairman and CEO nor the Vice President, Human Resources and Business Development provides input or recommendations with respect to his own compensation. The Chair of the Committee is also responsible for coordinating a performance evaluation for the Chairman and CEO based on feedback from all non-employee directors in connection with the ratification of the Chairman and CEO’s compensation by the Board. Information on the compensation of our named executive officers is found under “Executive Compensation” beginning on page 35. Also, at the beginning of each fiscal year, the Committee confirms the achievement of performance goals previously established by the Committee at the beginning of the prior fiscal year for annual cash incentive awards and previously established by the Committee at the beginning of the performance period for performance share awards and approves resulting payouts, if any.

The Compensation & Human Resources Committee has retained Towers Watson to assist in the design and review of our executive compensation program. Additional information regarding the role of Towers Watson is found under “Role of the Compensation Consultant” on page 39. Additionally, from time to time, the Committee has engaged Towers Watson to perform other executive compensation consulting services, which in fiscal 2011 included a non-employee director compensation analysis. Towers Watson does not provide any services to our Company other than those for which it has been retained by the Committee. Representatives from Towers Watson periodically attend meetings of the Committee as resources for the Committee in carrying out its responsibilities. The Committee, through its Chair, can request an independent meeting with representatives from Towers Watson at any time. The Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisors.

Nominating & Governance Committee.    The Nominating & Governance Committee’s duties and responsibilities include, among others:

•	Reviewing and recommending to the Board the exact number of directors to constitute the full Board;

•	Identifying individuals qualified to become Board members and recommending director nominees for the annual meeting;

•	Reviewing the adequacy of, and recommending to the Board any proposed changes to, the Corporate Governance Guidelines;

•	Reviewing and recommending to the Board any proposed amendments or changes to our Restated Certificate of Incorporation or Amended and Restated Bylaws;

•	Overseeing the evaluation of the Board and leading the Board in its annual review of the Board’s performance; and

•	Recommending director nominees for each Board committee.

With respect to recommending director nominees for re-election at the annual meeting, the Nominating & Governance Committee, with the participation of the Chairman and CEO, annually polls the members of the Board about each director whose term is expiring. If the Committee determines that a director does not continue to have the affirmative support of a majority of the members of the Board, the Committee does not recommend the director to stand for re-election.

The Committee held two meetings during fiscal 2011. At each of these meetings, the Committee met in private session without Management present.

Identifying New Director Nominees.    In identifying new nominees for election to the Board when vacancies occur, the Nominating & Governance Committee first may solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with candidates having the skills and characteristics required for Board nominees. Such persons may include members of the Board and our Senior Management. In addition, the Committee may engage a search firm to assist it in identifying and evaluating qualified nominees. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms.

When reviewing the requisite skill and characteristics of potential new director nominees, the Nominating & Governance Committee, pursuant to our Corporate Governance Guidelines, will consider a variety of criteria, including an individual’s independence, diversity, age, skills and experience, each in the context of the needs of the Board as a whole. Although the Committee does not have a formal policy regarding consideration of diversity in identifying director nominees, the Committee will evaluate a nominee based on his or her diversity of background, skills, experiences, viewpoints, and geographical representation, as well as more traditional diversity factors. As a result, the composition of the current Board reflects diversity in age, gender, skills, and business and professional experiences.

The Nominating & Governance Committee may solicit the views of Senior Management, Board members and any other individuals it believes may have insight into a candidate. The Committee may designate one or more of its members and/or other Board members to interview any proposed candidate. The Committee then will recommend a director nominee to the Board based on its evaluation of such criteria.

The Nominating & Governance Committee will consider director candidates recommended to it by our shareholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. The Committee will evaluate candidates recommended by shareholders using the same criteria it uses to evaluate candidates recommended by others as described above. A shareholder that desires to nominate a person for election to the Board at a meeting of shareholders must follow the specified advanced notice requirements contained in, and provide the specific information required by, our Amended and Restated Bylaws, as described under “Shareholder Proposals and Director Nominations for the 2013 Annual Meeting” on page 73.

Finance Committee.    The Finance Committee’s duties and responsibilities include, among others:

•	Reviewing our financial condition, financial policies and long-range financial objectives;

•	Reviewing tax strategies and restructuring projects as developed by Management;

•	Reviewing our financing requirements, evaluating Management’s proposals to support such financing requirements and recommending, as appropriate, specific financing arrangements to the Board;

•	Reviewing and making recommendations to the Board regarding our cash dividend policy and annual cash dividend level;

•

Evaluating the financial impact of proposed acquisition and divestiture transactions expected to have significant financial implications for our Company and making recommendations to the Board regarding financial aspects of acquisitions and divestitures;

•	Reviewing Management’s proposed annual capital budget and certain material capital expenditures;

•	Evaluating the post-acquisition financial integration and return on investment for certain transactions and report to the Board the financial implications of such acquisitions;

•	Reviewing our D&O and liability insurance coverage;

•

Reviewing areas of responsibility delegated to our Management Investment Committee, the committee to which responsibilities relating to our ERISA-regulated employee benefit plans have been delegated, including annual review of the Management Investment Committee Charter, financial performance of benefit plan assets, and the performance of the Management Investment Committee in the discharge of its duties; and

•	Monitoring our investor relations program.

The Committee held three meetings during fiscal 2011. At each of these meetings, the Committee met in private session without Management present.

Director Compensation

Overview.    Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. In fiscal 2011, our non-employee director compensation was comprised of equity compensation, in the form of automatic annual stock and stock option awards, and cash compensation, in the form of annual retainers and meeting fees. Each of these components is described in more detail below. This compensation program structure, together with the feature of The Toro Company 2010 Equity and Incentive Plan, or 2010 Plan, that enables our directors to elect to receive a portion or all of their cash compensation in the form of our common stock, causes a substantial portion of our non-employee director compensation to be linked to our common stock performance. Mr. Hoffman, our only employee director, does not receive any additional compensation for his director service.

Processes and Procedures for Consideration and Determination of Director Compensation.    The Board has delegated to the Compensation & Human Resources Committee the responsibility, among other things, to annually review and recommend to the Board any proposed changes in non-employee director compensation. The Committee previously deferred such review in each of fiscal 2009 and fiscal 2010 given the then worldwide recessionary economic conditions, the resulting impact on our Company’s business and the uncertainty regarding the level and rate of recovery that our Company’s business would experience. In fiscal 2011, after our Company had experienced improved performance in fiscal 2010 and to-date in fiscal 2011, the Compensation & Human Resources Committee engaged its compensation consultant, Towers Watson, to provide an analysis regarding non-employee director compensation. As a result of that analysis, giving consideration to various factors, in September 2011 the Committee recommended and the Board approved changes to the non-employee director compensation program consisting of: (i) increases to annual stock and stock option award values, annual Board and committee chair retainers and per meeting fees; (ii) in connection with increases in committee chair retainers, elimination of additional per meeting fees for each committee chair; and (iii) in conjunction with increased equity awards, retainers and per meeting fees, an increase in the stock ownership guideline to a multiple of five times the non-employee director annual Board retainer from the previous multiple of three.

Elements of Our Non-Employee Director Compensation Program.    The following table sets forth our fiscal 2011 non-employee director compensation program from November 1, 2010 to September 30, 2011, and as changed effective as of October 1, 2011.

Non-Employee Director Compensation	Prior to September 30, 2011	Effective as of October 1, 2011
Annual Stock Award Value	$20,000	$44,000
Annual Stock Option Award Value	$40,000	$44,000
Annual Retainers
Board	$40,000	$42,500
Audit Committee Chair	$5,000	$15,000
Compensation & Human Resources Committee Chair	$5,000	$10,000
Nominating & Governance Committee Chair	$2,500	$5,000
Finance Committee Chair	$2,500	$5,000
Lead Director	$7,500	$15,000
Per Meeting Fees
Board Meeting Attended in Person	$1,500	$1,625
Committee Meeting Attended in Person	$1,250	$1,250
Telephonic Board or Committee Meeting	$500	$500
Audit Committee Chair	$2,000	$0
Compensation & Human Resources Committee Chair	$1,000	$0
Nominating & Governance Committee Chair	$1,000	$0
Finance Committee Chair	$1,000	$0

Stock Awards.    Stock awards are designed to link non-employee director compensation with shareholder interests. On the first business day of our fiscal year (usually November 1), each non-employee director is automatically awarded shares of our common stock under the 2010 Plan. In fiscal 2011 (November 1, 2010), the value of this non-employee director stock award was $20,000 and in fiscal 2012 (November 1, 2011) was and thereafter until otherwise changed by the Committee will be $44,000. The stock award is determined by dividing the stock award value by the average of the closing prices of our common stock, as reported on the NYSE, during the three months prior to the award. Accordingly, on November 1, 2010, the first day of fiscal 2011, 369 shares were awarded to each non-employee director based on a stock award value of $20,000 and a three-month average closing price of our common stock, as reported on the NYSE, of $54.15. The shares awarded are fully vested at the time of grant.

Stock Option Grants.    Stock option awards also are designed to align non-employee director compensation with the interests of our shareholders. On the first business day of our fiscal year, each non-employee director is automatically awarded a stock option to purchase shares of our common stock. In fiscal 2011, the value of this non-employee director stock option award was $40,000 and in fiscal 2012 was and thereafter until otherwise changed by the Board will be $44,000. The stock option award is determined by dividing the stock option award value by the grant date fair value of a stock option to purchase one share of our common stock. For fiscal 2011, the fair value used for purposes of calculating the number of options awarded was based on a Black-Scholes model valuation of $17.31 per share. Accordingly, on November 1, 2010, each non-employee director received a stock option to purchase 2,311 shares of our common stock based on a stock option award value of $40,000. The exercise price per share of these stock options is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price of our common stock, as reported on the NYSE, which was $56.48 on November 1, 2010. Except as described below, these stock options vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and remain exercisable for a term of ten years after the date of grant.

If a director becomes disabled or dies and the director’s outstanding unvested stock options awarded prior to March 16, 2010 under The Toro Company 2000 Directors Stock Plan, or the 2000 Directors Stock Plan, or under the 2010 Plan, as applicable, have not expired previously, all outstanding unvested stock options will vest in full on the date the director’s service ceases by reason of such disability or death. In addition, the director’s guardian or legal representative may exercise the stock options up to the earlier of the date the stock options expire or one year after the date the director’s service ceased by reason of such disability or death.

If a director has served as a member of the Board for ten full fiscal years or longer and terminates his or her service on the Board, his or her outstanding unvested stock options will continue to vest in accordance with their terms and the director may exercise the vested portions of the stock options for up to four years after the director’s date of termination, but not later than the date the stock options expire. If a director has served as a member of the Board for less than ten full fiscal years and terminates his or her service on the Board, his or her outstanding unvested stock options will expire and be canceled and the director may exercise any vested portions of the stock options for up to three months after the director’s date of termination, but not later than the date the stock options expire. The following directors have served as a member of the Board for ten full fiscal years or longer: Robert C. Buhrmaster, Janet K. Cooper, Katherine J. Harless, Robert H. Nassau, Gregg W. Steinhafel and Christopher A. Twomey.

Stock options granted under the 2000 Directors Stock Plan will vest if there is a change in control of our Company and will remain exercisable for three years following the change in control, but not later than the date the stock options expire, and stock options granted under the 2010 Plan will vest if there is a change in control of our Company and will remain exercisable for the entirety of the term. Generally, and subject to some exceptions, a change in control is deemed to have occurred under the 2000 Directors Stock Plan and the 2010 Plan, as applicable, if: (i) another person becomes the beneficial owner of a specified percentage of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock, which is 15% under the 2000 Directors Stock Plan and 20% under the 2010 Plan; (ii) a majority of the Board becomes comprised of persons other than those for whom election proxies have been solicited by the Board; (iii) the completion of certain business combinations, including certain reorganizations, mergers, consolidations, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or (iv) our shareholders approve a complete liquidation or dissolution of our Company.

Common Stock In Lieu of Annual Retainers and Meeting Fees.    Under our 2010 Plan, our non-employee directors may elect to convert a portion or all of their calendar year annual retainers and/or per meeting fees otherwise payable in cash into shares of our common stock. Annual retainers and per meeting fees earned after the date a director makes a stock-in-lieu election for a calendar year are issued in shares of common stock in December of that year. The number of shares of our common stock to be issued is determined by dividing the dollar amount of the annual retainers and per meeting fees earned in the calendar year and elected to be converted into shares of our common stock by the closing price of our common stock, as reported on the NYSE, on the date that the shares are issued. For calendar 2011, such shares were issued on December 15, 2011, based on that day’s closing stock price of $57.81. Details regarding the number of shares received by our non-employee directors who elected to receive common stock in lieu of cash paid in calendar 2011 may be found in the “Director Compensation for Fiscal 2011” table and footnotes beginning on page 28.

Deferred Compensation Plan.    Non-employee directors may elect to defer receipt of all or a part of his or her stock award and/or cash compensation on a calendar year basis under the Deferred Plan for Directors. Stock awards deferred by a director are credited to a bookkeeping common stock unit account maintained for the director participant and such common stock units fluctuate in value with the market price of our common stock. Dividends paid on our common stock are credited to a director’s account as additional common stock units. Cash amounts deferred by a director are credited to a bookkeeping cash account maintained for the director participant and such account accrues interest with the rate of return based on funds that are comparable to the funds available to our employees through the IS&ESOP.

A director participant’s common stock units and cash account are at all times fully vested. Distributions under the Deferred Plan for Directors are payable in accordance with the director participant’s prior distribution elections upon the earliest of retirement, prior to retirement if a valid election has been made or in an unforeseeable financial emergency.

Details regarding deferred compensation elections may be found in the “Director Compensation for Fiscal 2011” table and footnotes beginning on page 28.

Stock Ownership Guidelines.    In September 2011, in conjunction with its approval of other changes to the non-employee director compensation program and to further align the interests of our directors with those of our shareholders, the Board approved an increase in the non-employee director stock ownership guideline to a multiple of five times the non-employee director annual Board retainer from a multiple of three. Previously, non-employee directors were expected to meet the three times multiple within five years of joining the Board. As of September 2011, each non-employee director who had served for five years or more satisfied the three times multiple stock ownership guideline. In connection with the increase to the five times multiple, it was determined that each non-employee director who did not then meet such guideline would have five years from the date of adoption to comply with the five times stock ownership guideline. As of January 23, 2012, each of our non-employee directors who is required to meet the five times multiple stock ownership guideline has met such guideline.

Company Products.    Each of our non-employee directors is entitled to receive certain Company products and related parts and accessories for his or her personal use at no cost; provided, however, that directors are responsible for payment of applicable taxes attributable to the value of such items and there is an $8,000 lifetime limit on installation and parts for an irrigation system. The value of products, parts and accessories is deemed to be our distributor net price or its equivalent, which is also the price at which such items are generally available to our employees for purchase. This value is generally included on the director’s IRS Form 1099 for the year in which the product, part or accessory was ordered. However, for certain consumer rider products, professional products, commercial vehicles and related accessories, a director may elect at the time he or she orders the product to return such product in the future and, in that case, the director’s IRS Form 1099 for each year in which the product is in his or her possession will include the depreciable amount for such year using the IRS prescribed MACRS depreciation rate.

Charitable Giving.    We support our directors’ charitable organizations through our director matching gift program, which provides that a gift in the amount of $25 to $1,000 by a director and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $1,000 per director per year.

Indemnification and Directors and Officers Insurance.    Each director is a party to an indemnification agreement with us pursuant to which we have agreed to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Restated Certificate of Incorporation and continued coverage under our D&O insurance.

Director Compensation for Fiscal 2011.    The following table provides summary information concerning the compensation of each individual director who served during fiscal 2011, other than Michael J. Hoffman, our Chairman and CEO, who is not compensated separately for his service as a director and whose compensation is discussed in the “Executive Compensation” section beginning on page 35.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Stock Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Robert C. Buhrmaster	$67,542	$20,841	$39,994	$0	$128,377
Janet K. Cooper(6)	$80,542	$20,841	$39,994	$21	$141,398
Gary L. Ellis(7)	$65,417	$20,841	$39,994	$0	$126,252
Jeffrey M. Ettinger(8)	$61,708	$20,841	$39,994	$302	$122,845
Katherine J. Harless	$64,708	$20,841	$39,994	$500	$126,043
Robert H. Nassau	$64,708	$20,841	$39,994	$0	$125,543
Gregg W. Steinhafel	$52,708	$20,841	$39,994	$389	$113,932
Inge G. Thulin(9)	$58,458	$20,841	$39,994	$465	$119,759
Christopher A. Twomey	$63,875	$20,841	$39,994	$8,616	$133,326

(1)	Unless a director otherwise elects to convert a portion or all of his or her annual retainers and/or per meetings fees into shares of our common stock as described in footnote 2 below, annual retainers and per meeting fees are paid in cash on a calendar year basis. Annual retainers are paid in advance and per meeting fees are paid in arrears in four quarterly installments on each of January 1, April 1, July 1 and October 1. Though annual retainers and per meeting fees are paid on a calendar year schedule, the amount reported represents the amount applicable to fiscal 2011.

(2)	Amount reported represents the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718 of the fiscal 2011 annual stock award automatically granted to each of our non-employee directors on November 1, 2010. The calculation of the number of shares included in the annual stock award was based on the three-month average closing price of our common stock, as reported on the NYSE, as opposed to the closing price on the grant date, which is used in calculating the grant date fair value. As of October 31, 2011, no directors held any restricted stock or other unvested stock awards.

(3)	Amount reported represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the fiscal 2011 annual stock option award automatically granted to each of our non-employee directors on November 1, 2010, which were the only stock options granted to directors during fiscal 2011. The exercise price per share is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price for our common stock, as reported on the NYSE, which was $56.48 on November 1, 2010. The grant date fair value is based on a Black-Scholes model valuation of $17.31 per share. The following assumptions were used in the calculation: a risk-free interest rate of 1.72%; expected life of 6 years; expected volatility of 33.34%; and an expected dividend yield of 1.16%. The actual value of the stock option awards, if any, to be realized by a director depends upon whether the price of our common stock at exercise is greater than the exercise price of the stock options.

(4)

As of October 31, 2011, the aggregate number of stock options (exercisable and unexercisable) held by each director was as follows: Mr. Buhrmaster—22,872; Ms. Cooper—22,872; Mr. Ellis—15,326; Mr. Ettinger—2,311; Ms. Harless—22,872; Mr. Nassau—15,326; Mr. Steinhafel—22,872; Mr. Thulin—12,048; and Mr. Twomey—18,872. These numbers are different from the numbers set forth in the “Stock Options” column in footnote (2) to the “Directors and Executive Officers” stock ownership table on page 8 which sets forth information as of January 23, 2012, and, therefore, includes options granted on November 1, 2011, but does not include options that will become exercisable more than 60 days after January 23, 2012.

(5)	We generally do not provide perquisites and other personal benefits to our non-employee directors other than Company products for personal use and matching gifts to support eligible charitable giving. The amount reported for each of Ms. Cooper and Messrs. Ettinger, Steinhafel, Thulin and Twomey represents the value of products, parts or accessories, as described under “Company Products” on page 27, which is also the amount included on the director’s IRS Form 1099 for the calendar year in which such items were ordered. The amount reported for Ms. Harless represents a charitable donation under our director matching gift program, as described under “Charitable Giving” on page 27.

(6)	Ms. Cooper elected to defer receipt of her annual stock grant under the Deferred Plan for Directors.

(7)	Mr. Ellis did not elect to defer receipt of his retainers and meeting fees paid in calendar 2010, but did elect to defer receipt of his retainers and meeting fees paid in calendar 2011 under the Deferred Plan for Directors. Therefore the amount shown includes $54,538 deferred by Mr. Ellis and paid in calendar 2011.

(8)	Mr. Ettinger elected to convert 100% of his calendar 2010 and calendar 2011 retainers and meeting fees into shares of our common stock under the 2010 Plan. On December 15, 2011, based on that day’s closing stock price of $57.81, Mr. Ettinger received 1,074 shares of our common stock in lieu of $62,088 paid in calendar 2011. The amount shown in the “Fees Earned or Paid in Cash” column represents the amount Mr. Ettinger earned for fiscal 2011.

(9)	Mr. Thulin elected to defer receipt of his annual stock grant under the Deferred Plan for Directors and elected to convert 75% of his calendar 2010 and calendar 2011 retainers and meeting fees into shares of our common stock under the 2010 Plan. On December 15, 2011, based on that day’s closing stock price of $57.81, Mr. Thulin received 763 shares of our common stock in lieu of $44,109, which was 75% of the amount paid in calendar 2011. The amount shown in the “Fees Earned or Paid in Cash” column represents the amount Mr. Thulin earned for fiscal 2011.

Policies and Procedures Regarding Related Person Transactions

Our Corporate Governance Guidelines set forth in writing our policies and procedures regarding the review, approval and ratification of related person transactions. All reportable related person transactions must be reviewed, approved or ratified by the Nominating & Governance Committee. In determining whether to approve or ratify such transactions, the Committee will take into account, among other factors and information it deems appropriate:

•	the related person’s relationship to our Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to our Company of the transaction; and

•

an assessment of whether the transaction is (to the extent applicable) in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, and whether the related person had any direct or indirect personal interest in, or received any personal benefit from, such transaction.

Transactions in the ordinary course of business, between us and an unaffiliated corporation of which one of our non-employee directors serves as an officer, that are at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in which the non-employee director had no direct or indirect personal interest, nor received any personal benefit, and in amounts that are not material to our business or the business of such unaffiliated corporation, are deemed conclusively pre-approved.

Board of Directors Business Ethics Policy Statement

It is our policy to maintain the highest level of moral, ethical and legal standards in the conduct of our business. Pursuant to our Corporate Governance Guidelines, the Board has adopted, and each director annually signs, a Business Ethics Policy Statement. The policy can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Code of Conduct and Code of Ethics for our CEO and Senior Financial Officers

All of our employees are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest level of moral, ethical and legal standards. We also have a Code of Ethics for our CEO and Senior Financial Officers applicable to our Chairman and CEO (our principal executive officer), our Vice President, Finance and Chief Financial Officer (our principal financial officer), our Vice President, Corporate Controller (our principal accounting officer and controller), and to all business unit controllers and senior accounting personnel identified by our Vice President, Corporate Controller who are also bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Our Code of Conduct and Code of Ethics for our CEO and Senior Financial Officers can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If necessary, we intend to satisfy the disclosure requirements of Item 5.05 of the Current Report on Form 8-K regarding amendments to or waivers from any provision of our Code of Ethics for our CEO and Senior Financial Officers by posting such information on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Communications with Directors; Complaint Procedures

Shareholders and other interested parties may communicate directly with our Board, non-employee directors as a group, lead director or any other specified individual director in writing by sending a letter addressed to The Toro Company Board of Directors, c/o Vice President, Secretary and General Counsel, 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. Each communication will be reviewed by our Vice President, Secretary and General Counsel and then forwarded to the relevant director(s) unless it is unrelated to Board or shareholder matters, such as a communication regarding a job inquiry, survey, offer for goods or services, a donation request, or product idea. In addition, shareholders and other interested parties may communicate with any of our directors by calling 952-887-7268 and leaving a message in our lead director’s confidential voicemail account, to which only he has access.

We also maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Conduct, which may be accessed on our website as noted above.

PROPOSAL TWO—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee again has selected KPMG LLP, or KPMG, to serve as our independent registered public accounting firm, or external auditor, for fiscal 2012. Although it is not required to do so, the Board, as it traditionally has done in the past, is asking our shareholders to ratify the Audit Committee’s selection of KPMG. If our shareholders do not ratify the selection of KPMG, the Audit Committee may reconsider its selection. Even if the selection is ratified by our shareholders, the Audit Committee in its discretion may change the appointment at any time during the year, if it determines that such a change would be in the best interests of our Company and our shareholders.

Representatives of KPMG will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.

Audit, Audit-Related, Tax and Other Fees

The following table sets forth the aggregate fees billed to us for professional services rendered by KPMG for fiscal 2011 and fiscal 2010 by category, as described in the footnotes to the table.

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$1,214,825	$1,151,154
Audit-Related Fees(2)	$60,800	$40,800
Tax Fees(3)	$54,025	$95,230
All Other Fees	$0	$0

(1)	Consist of aggregate fees billed, or expected to be billed, for fiscal 2011 and fiscal 2010 for professional services rendered by KPMG in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K, review of our financial statements included in our Quarterly Reports on Form 10-Q, statutory audits of certain of our international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. For fiscal 2010, also consists of fees billed for professional services rendered by KPMG in connection with the rendering of a consent relating to the Registration Statement on Form S-8 filed on March 19, 2010.

(2)	Consist of aggregate fees billed for KPMG’s services related to audits of employee benefit plans and financial due diligence services related to potential transactions. For fiscal 2011, also consists of agreed upon procedures related to transfer pricing studies.

(3)	Consist of aggregate fees billed for professional services rendered by KPMG for domestic and international tax compliance services.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee review and approve in advance the retention of our external auditor for all types of audit and non-audit services to be performed for us by our external auditor and approve the fees for such services, other than de minimus non-audit services allowed by relevant rules and regulations. All of the services provided to us by KPMG for which we paid Audit Fees, Audit-Related Fees and Tax Fees, as shown in the table above, were pre-approved by the Audit Committee in accordance with this pre-approval policy and procedures.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2012.

Audit Committee Report

This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2011. The Committee operates pursuant to a written charter.

Ultimate responsibility for good corporate governance rests with our Board, whose primary roles and responsibilities involve oversight, counseling and providing direction to our Management in the best long-term interests of Toro and our shareholders. As set forth in its charter, the Audit Committee assists our Board by, among other things, providing oversight of our accounting and financial reporting processes and the audits of our annual financial statements. A copy of our Audit Committee Charter, which further describes the role and responsibilities of the Committee, is available online at www.thetorocompany.com (click on “Investor Information” and “Corporate Governance”).

Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), or PCAOB, expressing an opinion as to their conformity with generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.

In performing its oversight role, the Audit Committee has (i) reviewed and discussed with Management our audited financial statements for fiscal 2011, (ii) discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as in effect for fiscal 2011, (iii) received the written disclosures and the letter from KPMG required by the PCAOB independence and ethics rule, Rule 3526 (Communication with Audit Committees Concerning Independence), as in effect for fiscal 2011, and (iv) discussed with KPMG its independence and concluded that it is independent from Toro and its Management.

Based on the review and discussions referred to in the foregoing paragraph, in reliance on the unqualified opinion of KPMG regarding our audited financial statements, and subject to the limitations on its responsibilities set forth in its charter, the Audit Committee recommended to our Board that our audited financial statements for fiscal 2011 be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011, for filing with the SEC.

Audit Committee:

Janet K. Cooper (Chair)

Gary L. Ellis

Jeffrey M. Ettinger

Katherine J. Harless

Robert H. Nassau

Inge G. Thulin

PROPOSAL THREE—EXECUTIVE COMPENSATION ADVISORY VOTE

The Board is providing our shareholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this proxy statement beginning on page 35, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes. At the 2011 Annual Meeting of Shareholders held on March 15, 2011, over 94% of the votes cast by our shareholders were in favor of the say-on-pay vote. The Compensation & Human Resources Committee generally believes that such results affirmed shareholder support of our approach to executive compensation.

Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers, including our named executive officers, that will enable us to perform better than our competitors and drive long-term shareholder value. The underlying core principles of our executive compensation program include (i) linking pay to performance and aligning the interests of our executives with those of our shareholders by providing compensation opportunities that are tied directly to achievement of financial performance goals and long-term stock price performance; and (ii) providing competitive compensation opportunities targeted at the market 50th percentile for both individual elements of compensation and total direct compensation at target levels of financial performance, which allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure. The “Compensation Discussion and Analysis,” which begins on page 35, describes our executive compensation program and the executive compensation decisions made by the Compensation & Human Resources Committee in fiscal 2011 in more detail. Important considerations include:

•

A significant portion of the compensation paid or awarded to our currently-employed named executive officers in fiscal 2011 was “performance-based” or “at-risk” compensation that is tied directly to the achievement of financial performance goals or long-term stock price performance.

•

Annual cash incentive awards and three-year performance share awards granted in fiscal 2011 are “performance-based” in that certain threshold, or minimum, levels of financial performance must be achieved in order for there to be any payout for a specified performance measure, and the annual cash incentive awards and the threshold level of EPS performance must have been achieved in order for there to be any corporate payout.

•	All incentive compensation awards, including annual and long-term equity and incentive awards, are subject to a “clawback” mechanism.

•

None of our executive officers have employment or severance agreements or arrangements, except as provided for in our change in control severance compensation policy, or CIC policy, which was amended in fiscal 2011 to reduce potential payments and eliminate tax “gross-up” payments.

•	We do not provide tax “gross-up” payments under our CIC policy or in connection with any annual or long-term compensation, benefits or perquisites.

•	Our executive officers receive only modest perquisites.

We believe that our executive compensation objectives and core principles have resulted in an executive compensation program and related decisions that have appropriately incentivized the achievement of financial goals and produced financial results that have benefited our Company and our shareholders and are expected to drive long-term shareholder value over time. For example:

•	Our fiscal 2011 net sales increased by 11.5% compared to fiscal 2010 and reached a record $1,884 million;

•	Our fiscal 2011 diluted net earnings per share of $3.70 represented an increase of 32.6% over fiscal 2010 diluted net earnings per share of $2.79;

•

We continued our history of paying quarterly cash dividends and increased our fiscal 2011 quarterly cash dividend by 11 percent to $0.20 per share compared to our quarterly cash dividend in fiscal 2010 of $0.18 per share; and

•

Our stock repurchase program continued to return a significant amount of cash to our shareholders in the amount of $130 million during fiscal 2011, which continued to reduce our number of shares outstanding and resulted in a benefit to our diluted net earnings per share of approximately $0.18 per share in fiscal 2011 compared to fiscal 2010.

Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Shareholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the advisory vote on executive compensation, or say-on-pay vote.

EXECUTIVE COMPENSATION

Compensation & Human Resources Committee Report

The Compensation & Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” with Management and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011.

Compensation & Human Resources Committee:

Christopher A. Twomey (Chair)

Jeffrey M. Ettinger

Katherine J. Harless

Robert H. Nassau

Gregg W. Steinhafel

Compensation Discussion and Analysis

Overview.    In this Compensation Discussion and Analysis, or CD&A, we describe the key principles and approaches used to determine elements of compensation paid to, awarded to and earned by the following named executive officers whose compensation is set forth in the “Summary Compensation Table” on page 54:

•	Michael J. Hoffman, our Chairman of the Board, President and Chief Executive Officer, or our Chairman and CEO;

•	Renee J. Peterson, our current Vice President, Finance and Chief Financial Officer, who commenced employment with us on August 22, 2011;

•	Stephen P. Wolfe, our former Vice President, Finance and Chief Financial Officer, who retired on July 31, 2011, after more than 25 years of service with us;

•	Timothy P. Dordell, our Vice President, Secretary and General Counsel;

•	Peter M. Ramstad, our Vice President, Human Resources and Business Development; and

•	Michael D. Drazan, our Vice President, Contractor Business and Chief Information Officer.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, as they provide information and context to the compensation disclosures. Additionally, this CD&A should be read in conjunction with our advisory vote on executive compensation, which can be found under “Proposal Three—Executive Compensation Advisory Vote” beginning on page 33, as it contains information relevant to your voting decision.

Executive Summary

Financial Results and Impact On Variable Compensation.    As described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our most recent Annual Report Form 10-K, fiscal 2011 was a strong year with double digit net sales and earnings growth. Included below is a brief summary of our fiscal 2011 financial performance that relates to the key financial metrics that we used in evaluating our performance for the purposes of making compensation decisions, as well as some other financial highlights.

•	Our fiscal 2011 net sales increased 11.5% compared to fiscal 2010 and reached a record $1,884 million.

•	Our fiscal 2011 diluted net earnings per share of $3.70 represented an increase of 32.6% over fiscal 2010 diluted net earnings per share of $2.79.

•

Our average net working capital (accounts receivable plus inventory less trade payables) as a percent of net sales at the end of fiscal 2011 was up slightly to 15.0% as compared to 13.9% at the end of fiscal 2010, primarily due to higher average inventory levels in fiscal 2011 driven by anticipation of higher demand for our residential segment products that did not occur as expected.

•

We continued our history of paying quarterly cash dividends and increased our fiscal 2011 quarterly cash dividend by 11% to $0.20 per share compared to our quarterly cash dividend in fiscal 2010 of $0.18 per share.

•

Our stock repurchase program continued to return a significant amount of cash to our shareholders in the amount of $130 million during fiscal 2011, which continued to reduce our number of shares outstanding. This reduction resulted in a benefit to our diluted net earnings per share of approximately $0.18 per share in fiscal 2011 compared to fiscal 2010.

One of our key executive compensation objectives is to link pay to performance. As a result of our strong net sales and diluted EPS performance, annual cash incentive award payouts to our executive officers, including our named executive officers, were well above target, with corporate results at 164% of target and division results of up to 191% of target. Our performance share award payouts for the fiscal 2009 to fiscal 2011 performance period were 50% of target. The difficult economic situation in fiscal 2009 had a significant impact on our ability to achieve the three-year cumulative performance goals established for the fiscal 2009 to fiscal 2011 performance period. Both cumulative three-year revenue growth and cumulative net income plus after-tax earnings were below minimum, or threshold, levels of performance, resulting in no payout for either of those performance measures. However, during that three-year timeframe, we strengthened our focus on asset efficiency and, as a result, we exceeded the maximum goal established for cumulative corporate average net assets turns for the fiscal 2009 to fiscal 2011 performance period, which resulted in 200% payout for that performance measure. When factoring in the 25% weighting on the cumulative corporate average net assets turn performance measure, the overall performance share award payout for the fiscal 2009 to fiscal 2011 performance period was 50% of target.

Fiscal 2011 Compensation-Related Actions and Highlights of Compensation Practices.      During fiscal 2011, we took a number of actions that supported our executive compensation philosophy of ensuring that our executive compensation program is reflective of our financial performance, is market competitive and is aligned with and responsive to the interests of our shareholders.

•

We terminated individual change in control employment agreements, which would have become effective upon a change in control, and instead adopted a new change in control severance compensation policy, or CIC policy, that applies to all of our executive officers. We did this to both conform our change in control practices to evolving market best practices and to ensure that the appropriate executive officers were covered by such policy. As a result, we: (i) replaced the modified “single trigger” with a “double trigger” for severance payments; (ii) decreased the multiple of base salary and annual cash incentive award to be paid as severance from three times to two times for all executive officers except for the Chairman and CEO; (iii) decreased the amount of the annual cash incentive award used in the severance payment calculation from the highest annual cash incentive award over the last three years to the current target annual cash incentive award; (iv) reduced the payout of any performance share awards from maximum to target performance levels; (v) eliminated any “gross-up” for taxes on severance payments; (vi) required as a condition of receiving the severance benefits the execution of a release by the executive officer; and (vii) tightened the change in control definition to increase the acquisition of beneficial ownership percent from 15% to 20%. Additional information on severance paid in connection with our CIC policy can be found under “Potential Payments Upon Termination or Change In Control” beginning on page 65.

•

For fiscal 2011, we revised the corporate and division performance measures weightings for our annual cash incentive awards. Specifically, we increased the weightings on revenue growth and profitability measures and decreased the weighting on asset efficiency. Our asset efficiency improved significantly during fiscal 2010; therefore, we revised the weightings in fiscal 2011 to refocus our efforts on both revenue growth and profitability. Similarly, we revised the weightings of the performance measures in our fiscal 2011 to fiscal 2013 performance share awards by increasing the weighting of the cumulative corporate revenue growth measure and decreasing the weighting on asset efficiency.

•

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices and programs and related compensation governance structure work together to minimize exposure to excessive risk while appropriately pursuing growth strategies that emphasize shareholder value creation.

•

At our 2011 Annual Meeting, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote, and on the frequency with which they believed we should hold a say-on-pay vote. Over 94% of the votes cast by our shareholders were in favor of the” say-on-pay” vote. Accordingly, the Compensation & Human Resources Committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and therefore did not, make any significant changes to our executive officer compensation program solely in response to the vote. However, in response to the voting results for the frequency of the say-on-pay vote, in which over 59% of the votes cast supported an annual vote, we are providing our shareholders with the opportunity to annually provide a say-on-pay advisory vote.

•

We hired a new Vice President, Finance and Chief Financial Officer, Renee J. Peterson, who commenced employment on August 22, 2011. Ms. Peterson replaced Mr. Stephen P. Wolfe, who retired as our Vice President, Finance and Chief Financial Officer on July 31 after more than 25 years of service with us.

In addition to the compensation-related actions we took during fiscal 2011, we maintain other compensation practices that support our executive compensation philosophy, as well as benefit our shareholders. Some of these practices include the following:

•

We tie compensation directly to financial performance. For our annual cash incentive awards and performance share awards, we require that certain threshold levels of financial performance be met in order for there to be a payout for that performance measure. For the annual cash incentive award, the threshold level of EPS performance must be met in order for there to be any corporate payout or any corporate portion payout to division participants. Additionally, even if maximum levels of performance are exceeded, our annual cash incentive awards and performance share awards are capped at 200% of target.

•

A significant portion of our executive officers’ compensation is “performance-based” or “at risk,” ranging in fiscal 2011 from 80% of total direct compensation for our Chairman and CEO to more than 60% of total direct compensation for our other currently-employed named executive officers, assuming target levels of performance and grant date fair values for equity awards.

•	Value received under our annual equity awards varies based on our financial performance and/or long-term stock price performance. Payouts of our three-year performance share awards to our executive officers vary based on financial performance as payout of those awards is contingent upon meeting three-year cumulative performance goals. Any value received by our executive officers from annual stock option grants is contingent upon long-term stock price performance in that the stock options only have value if the stock price exceeds the exercise price.

•

Pursuant to the terms of our 2010 Plan, all equity awards granted to our employees, including our executive officers, must have a minimum three-year vesting period, except in limited circumstances, and the repricing or exchange of any equity awards is prohibited without shareholder approval.

•

Our 2010 Plan and related award agreements, as well as prior stock option plans and agreements and performance share plan and agreements, include a “clawback” mechanism. Additional information is provided under “Clawback Provisions” beginning on page 71.

•

We do not have individual employment agreements or arrangements with any of our executive officers, except in connection with our CIC policy as described under “Change in Control” beginning on page 69.

•

We do not provide tax “gross-up” payments under our CIC policy or in connection with any other compensation, benefits or perquisites provided to our executive officers, with the exception of our relocation policy, in which we provide a flat supplemental “gross-up” to cover the incremental tax impact of certain relocation expenses.

•	We provide only modest perquisites to our executive officers.

•	We maintain stock ownership guidelines for all of our executive officers.

Compensation Program Objectives.    Our guiding compensation philosophy is to maintain an executive compensation program that allows us to attract, retain, motivate and reward highly qualified and talented executive officers that will enable us to perform better than our competitors and drive long-term shareholder value. The following core principles provide a framework for our executive compensation program:

•

Link Pay to Performance.    We provide annual and long-term incentive compensation opportunities, which are tied directly to achievement of annual and long-term financial performance goals. Actual levels of incentive compensation and, therefore, total direct compensation, vary based on the level of achievement of the performance goals annually and over the long-term.

•

Provide Competitive Target Total Direct Compensation Opportunities.    We provide market competitive total direct compensation opportunities, which allow us to attract and retain the necessary executive talent, motivate and reward the accomplishment of annual and long-term financial performance goals, and maintain an appropriate cost structure. Generally, our goal is to target the market 50th percentile for individual elements of compensation and target total direct compensation.

•

Align with Shareholder Interests.    To align the interests of our executive officers with those of our shareholders, we provide long-term incentives through a combination of stock options and three-year performance share awards. We believe that our incentive programs’ focus on financial business results has a direct link to the value of our common stock. We also maintain stock ownership guidelines to encourage significant ownership of our common stock by our executive officers.

Our compensation policies, practices and programs are designed such that we believe that they do not create risks that are reasonably likely to have a material adverse effect on our Company.

Additional detail regarding our risk assessment of our compensation policies, practices and programs is set forth under “Assessment of Risk Related to Compensation Programs” on page 53.

How We Make Compensation Decisions.    In order to most effectively implement our established compensation philosophy, there are several stakeholders involved in making executive officer compensation decisions. These stakeholders and their roles are described briefly below.

Role of the Compensation & Human Resources Committee.    The Compensation & Human Resources Committee, which is comprised solely of independent directors, oversees our executive compensation program. Within its duties, the Committee approves compensation for our Chairman and CEO, which is then submitted to the other independent directors for ratification, and each other executive officer, who we define as any employee at or above the vice president level. In doing so, the Committee:

•	Approves the total direct executive compensation package for each executive officer, including his or her base salary, annual cash incentive award and long-term incentive awards;

•	Reviews and approves corporate and division financial performance goals, measures, weightings and performance adjustment events, if any, related to our annual and long-term incentive awards;

•	Reviews and approves annual cash incentive award payouts and performance share award payouts;

•	Evaluates market competitiveness of each of our executive officer’s compensation (in total and by each individual element); and

•	Evaluates proposed significant changes to all other elements of our executive compensation program, including retirement plans and perquisites.

The Committee is supported in its duties, and receives input from, Towers Watson, its independent executive compensation consultant, and our Management, including our Chairman and CEO, our Vice President, Human Resources and Business Development and our Director, Total Rewards and HR Services.

Role of the Compensation Consultant.    The Committee has sole authority to hire consultants, approve their fees and determine the nature and scope of their work. The Committee may replace consultants or hire additional consultants at any time.

A representative from Towers Watson attended each Committee meeting in fiscal 2011 and occasionally communicates with the chair of the Committee in advance of, or following, Committee meetings. Each year, Towers Watson provides market data for all of our executive officers, including our named executive officers, along with a comparison of their base salaries, target total cash compensation and target total direct compensation to the market 25th, 50th and 75th percentile. Additionally, Towers Watson reviews all executive officer compensation recommendations in advance of the Committee meetings and participates in discussions at the Committee meetings regarding those recommendations.

Towers Watson is engaged by the Committee from time to time to perform other compensation consulting services, which in fiscal 2011 included a review of non-employee board of director compensation and completion of work from fiscal 2010 relating to supplement benefit plan practices.

Role of Management.    Management’s role is to provide current compensation information to Towers Watson and provide analysis and recommendations on executive officer compensation to the Committee based on the comparison to market; the executive’s level of professional experience; individual performance as assessed during an annual performance evaluation; tenure; historic corporate and division performance; and internal pay comparisons. Neither the Chairman and CEO nor the Vice President, Human Resources and Business Development provides input or recommendations with respect to his own compensation.

Use of Market Data.    Since one of the objectives of our executive compensation program is to provide market competitive target total direct compensation opportunities, the Committee uses market data provided by Towers Watson to help evaluate and make compensation decisions. Market data provided by Towers Watson each year is derived from the executive database within the Towers Watson Compensation Data Bank, which is a published compensation survey. The data in the compensation survey (there were 411 participating companies in the 2011 survey) is size adjusted, using a regression analysis, for our revenue size. If regression data is not available, data is provided for a sub-set of companies with annual revenue between $1 billion and $3 billion (there were 105 participating companies in the 2011 survey in this revenue range). For executive officers with divisional responsibilities, the data is size adjusted for specific division revenue. We believe that the market for our executive officer talent is not limited to the manufacturing industry; therefore, we do not focus specifically on manufacturing companies within the database, nor do we identify a separate group of peer companies within the manufacturing industry. The market data provided by Towers Watson is in aggregate form and individual data for participating companies in the survey is not provided and, therefore, not considered when determining executive officer compensation in total or for any individual element.

Market data is obtained for comparable positions in which each of our executive officer serves. Due to their broad and varying scope of responsibilities, fiscal 2011 market data obtained for Messrs. Ramstad and Drazan did not fully represent the scope of their respective positions. Mr. Ramstad has responsibility for both the human resources and business development functions. When evaluating the appropriate market data for Mr. Ramstad, we determined that within the Towers Watson Compensation Data Bank, the “top human resources executive” most closely matched Mr. Ramstad’s duties and responsibilities; therefore, market data was obtained for that position. The fact that the market data reflected only a portion of Mr. Ramstad’s duties and responsibilities was considered by the Committee when evaluating and determining Mr. Ramstad’s compensation. Mr. Drazan is our Chief Information Officer and, during fiscal 2011, had three divisions reporting directly to him, which included our Exmark, Micro Irrigation and Sitework Systems divisions. There were two positions within the Towers Watson Compensation Data Bank that reflected Mr. Drazan’s responsibilities, which included a “chief information officer” and a “multi-profit center executive”, and both sets of market data were considered by the Committee when evaluating and determining Mr. Drazan’s compensation.

Elements of Our Executive Compensation Program.    During fiscal 2011, our executive compensation program consisted of the following key elements: base salary, annual cash incentive, long-term incentives, health and welfare benefits, retirement plans and perquisites. The following table provides some of the key characteristics of and purpose for each element along with some key actions taken during fiscal 2011.

Element	Key Characteristics	Purpose	Key Fiscal 2011 Actions
Base Salary	Reviewed annually and, if appropriate, adjusted.	Provide a source of fixed income that is market competitive and reflects scope and responsibility of the position held.	Our named executive officers received increases to annual base salaries, effective as of December 1, 2010, ranging from 3% to 7% of their then current annual base salaries.
Annual Cash Incentive	A variable, short-term element of compensation that is payable in cash based on achievement of key pre-established annual corporate and, for division participants, division financial goals.	Motivate and reward our executive officers for achievement of annual business results that drive overall company performance.	Target awards as a percent of base salary for our named executive officers were established at 50% to 95% of base salary. The corporate and division performance measures weightings in our annual cash incentive award were modified, with increased weightings on revenue growth and profitability measures and a decreased weighting on asset efficiency.
Long-Term Incentives	A variable, long-term element of compensation that is generally provided in the form of stock options and performance share awards. Stock options are time-based and performance share awards are payable based on achievement of cumulative financial goals after three years and are paid out in shares of our common stock.	Align the interests of our executive officers with our shareholders; encourage focus on long-term Company financial performance; promote retention of our executive officers; and encourage significant ownership of our common stock.	Named executive officers were granted stock options that vest ratably over three years and performance share awards that are payable based on achievement of pre-established three-year cumulative financial goals. The performance measures weightings in our fiscal 2011 to fiscal 2013 performance share awards were modified, with an increased weighting on cumulative corporate revenue growth and decreased weighing on asset efficiency.
Health and Welfare Benefits	Includes medical and dental insurance; life, accidental death and dismemberment insurance; and long-term disability insurance.	Provide competitive health and welfare benefits at a reasonable cost and promote employee health.	There were no significant changes to our health and welfare benefits in fiscal 2011.
Retirement Plans	Includes a defined contribution retirement plan and certain nonqualified retirement plans.	Provide an opportunity for employees to save for retirement.	There were no significant changes to our retirement plans in fiscal 2011.
Perquisites	Includes a company-leased automobile, financial planning allowance, company products and executive physicals.	Assist in promoting the health and personal financial security of our executive officers; promote the personal use of our products by our executive officers; and promote the attraction and retention of our executive officers.	There were no significant changes to our perquisites in fiscal 2011.

During fiscal 2011, in addition to the elements described above, our executive compensation program for Ms. Peterson and Mr. Wolfe included certain other unique elements of compensation. These elements included special, one-time cash bonuses, relocation benefits and a restricted stock grant and are described briefly below. Additional information can be found in the “Summary Compensation Table” footnotes relating to the “Bonus” and “All Other Compensation” columns, beginning on page 54.

Element	Key Characteristics	Purpose	Key Fiscal 2011 Actions
Special, One-Time Cash Bonuses	Special, one-time cash payments that are not a typical element of our executive compensation program.	Occasionally used as part of the employment offer in the form of a cash “sign on” bonus to, among other things, offset a portion of an annual cash incentive award that an executive officer may forfeit by leaving a former employer. May also be used for retention purposes or to ensure leadership through a transition.	A cash sign-on bonus of $180,000 was paid to our newly hired Vice President, Finance and Chief Financial Officer, Ms. Peterson. A bonus of $250,000 was paid to our retiring Vice President, Finance and Chief Financial Officer, Mr. Wolfe.
Restricted Stock Awards	Special, one-time awards that are not a typical element of our executive compensation program.	Occasionally used in connection with the hiring of a new executive officer to, among other things, offset a portion of the long-term incentive value that an executive officer may not realize and/or forfeit by leaving a former employer. May also be used for retention purposes or to ensure leadership through a transition.	Provided a restricted stock award of 22,500 shares to Ms. Peterson as part of her employment offer and upon commencement of her employment.
Relocation Benefits	Includes, but is not limited to, shipment of goods, temporary living, home finding and sale assistance and tax “gross-up”.	Provide assistance and reimburse expenses associated with an employee relocation to help ensure a smooth transition to the new location.	Provided temporary living, home sale and finding assistance, and shipment of household goods to our newly hired Vice President, Finance and Chief Financial Officer, Ms. Peterson.

We believe that a significant portion of our executive officers’ target total compensation package should be comprised of short-term and long-term variable “performance-based” or “at risk” compensation. As described previously, such compensation comprised 63% to 80% of the target total direct compensation package for our currently employed named executive officers. This compensation consisted of both short-term in the form of our annual cash incentive awards, and long-term in the form of stock options and three-year performance share awards.

The overall mix of annual base salaries, target annual cash incentive awards and grant date fair value long-term incentive awards as a percent of target total direct compensation for our Chairman and CEO and the other named executive officers as a group for fiscal 2011 is provided below. Given our strong fiscal 2011 results, an even greater percentage of the total direct compensation package was “performance-based.” The value of the long-term incentives represented is based on the grant date fair value of stock options and performance share awards granted during fiscal 2011. Actual long-term incentive value will be based on long-term stock price performance for the stock options and on results achieved against three-year cumulative financial goals for the performance share awards.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in fiscal 2011.

Base Salary

General.    We review base salaries for our executive officers on an annual basis. Specifically, the base salaries for our executive officers are reviewed and discussed at the regular meeting of the Compensation & Human Resources Committee held in November or December of each year and base salary increases, if any, for our executive officers are approved at that meeting and prior to fiscal 2012, were effective as of December 1. Effective in fiscal 2012, base salary increases are effective as of November 1, the first day of our fiscal year.

Discussion and Analysis.    When we determined and recommended fiscal 2011 base salaries for our executive officers, including each of our named executive officers other than Ms. Peterson, the following factors were considered: current base salary, base salary relative to the market 50th percentile, historical and current levels of individual performance, scope and complexity of the position and internal pay comparisons. Ms. Peterson commenced employment in August 2011 and in determining her base salary we considered market data for the “top financial executive” position, Ms. Peterson’s previous experience, her base salary in effect at the time the employment offer was extended and the base salary of our former Vice President, Finance and Chief Financial Officer. Fiscal 2011 annual base salaries (effective as of December 1, 2010), fiscal 2011 annual base salary increases compared to fiscal 2010 and fiscal 2011 annual base salaries compared to the market 50th percentile are provided in the table below for each of our named executive officers:

Name	Fiscal 2011 Annual Base Salary	Fiscal 2011 Annual Base Salary Increase Compared to Fiscal 2010	Fiscal 2011 Annual Base Salary Compared to Market 50th Percentile
Mr. Hoffman	$850,000	3.0%	2.4% above
Ms. Peterson	$400,000	N/A	7% below
Mr. Wolfe	$425,000	5.1%	1.2% below
Mr. Dordell	$348,000	3.6%	0.6% below
Mr. Ramstad	$348,000	3.6%	18.0% above
Mr. Drazan	$310,000	7.0%	1.6% below to 12.7% above

Generally, the base salaries of our named executive officers are very close to the market 50th percentile. As described previously, market data for Mr. Ramstad’s position as Vice President, Human Resources and Business Development does not fully reflect the scope of his individual duties and responsibilities. The Committee takes this into account when determining his annual base salary and believes it is appropriate that his base salary exceeded the market 50th percentile for a “top human resources executive” given his overall responsibilities for both the human resources and business development functions. The comparisons to market for Mr. Drazan’s position include both a comparison to a “multi-profit center executive,” which is listed first, and to a “chief information officer.” As indicated in the table, Mr. Drazan’s base salary compared to the market 50th percentile ranges from 1.6% below for a “multi-profit center executive” to 12.7% above for a “chief information officer.” As previously described, Mr. Drazan has overall responsibility for three different divisions, including our Exmark, Micro Irrigation and Sitework Systems divisions, and is also our Chief Information Officer. Due to the scope and scale of both of these positions, when evaluating Mr. Drazan’s total compensation and each element of total compensation against the market, we considered market data for both of those positions and the Committee believed it was appropriate that his base salary was between the market 50th percentile for these two positions.

Actual base salary earnings for the fiscal year are set forth in the “Summary Compensation Table” on page 54 in the “Salary” column. Fiscal year base salary earnings set forth in the table vary from December 1, 2010, base salaries because the effective date of the base salary increases for fiscal 2011 were one month into the fiscal year. Fiscal year base salary earnings set forth in the table for Ms. Peterson represent base salary earned from August 22, 2011, the date her employment commenced, through October 31, 2011. Fiscal year base salary earnings for Mr. Wolfe represent base salary earned through July 31, 2011, the date of his retirement.

To align with the beginning of our fiscal year and for proxy disclosure and Code Section 162(m) compliance purposes, base salaries for all executive officers for fiscal 2012 became effective as of November 1, 2011.

Annual Cash Incentives

General.    To help ensure we meet our compensation program objective of linking pay to performance, we provide the opportunity for our executive officers to earn an annual cash incentive, which is designed to motivate attainment and reward accomplishment of annual financial business goals. This is done by establishing financial goals for our annual incentive plan that link closely to our annual financial business plan.

At the beginning of each fiscal year, during its regular meeting held in November or December, the Compensation & Human Resources Committee approves a target award expressed as a percentage of base salary for each executive officer, including each of our named executive officers. Additionally, the Committee approves specific performance measures, weightings, goals and performance adjustment events, if any, at both the corporate and division level for the new fiscal year. For each performance measure, a threshold, target and maximum level of performance is defined, which have corresponding payout percentages. During the fiscal year, the Committee reviews progress against the established corporate and division goals. Following the end of the fiscal year, at its regular meeting held in November or December, Management presents a summary of, and the Committee confirms, actual performance in comparison to the established corporate and division goals along with a corresponding payout percent, which is expressed as a percent of target performance. Annual cash incentive awards are paid out to the executive officers in December and are contingent on our final earnings release for the recently completed fiscal year.

Target Awards.    When determining the target award, as a percent of base salary, for each executive officer, we review the market 50th percentile for target total cash compensation (sum of base salary and target annual cash incentives) for the positions in which such executive officer serves. Our objective is that when we achieve target levels of performance, resulting total cash compensation paid to our executive officers is within a reasonable range of the market 50th percentile. Actual total cash compensation will exceed the market 50th percentile if performance exceeds established annual financial business goals and will be less than the market 50th percentile if actual performance is below established annual financial business goals. In addition to considering the market data, the Committee also considers experience, scope and complexity of the executive officer’s position, as well as individual contributions and performance. Actual awards can range from 0% (if threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met for all of the performance measures).

In December 2010, the Committee approved the fiscal 2011 target awards shown below for each of our named executive officers other than Ms. Peterson. Since Ms. Peterson commenced employment in August 2011, during our fiscal 2011 fourth quarter, she was not granted an annual cash incentive award for fiscal 2011 and, therefore, did not receive any annual cash incentive payout for fiscal 2011. The fiscal 2011 target annual cash incentive award, resulting fiscal 2011 target total cash compensation (sum of fiscal 2011 annual base salary and fiscal 2011 target annual cash incentive award) and the comparison to the market 50th percentile are also provided.

Name	Fiscal 2011 Annual Base Salary	Award at Target (% of base salary)	Fiscal 2011 Target Annual Cash Incentive Award	Fiscal 2011 Target Total Cash Compensation	Fiscal 2011 Target Total Cash Compensation Compared to Market 50th Percentile
Mr. Hoffman	$850,000	95%	$807,500	$1,657,500	0.7% below
Mr. Wolfe	$425,000	65%	$276,250	$701,250	0.5% below
Mr. Dordell	$348,000	50%	$174,000	$522,000	4.2% below
Mr. Ramstad	$348,000	50%	$174,000	$522,000	18.6% above
Mr. Drazan	$310,000	50%	$155,000	$465,000	4.1% below to 17.7% above

We believe that the fiscal 2011 target awards reflect market competitive annual cash incentive opportunities and that the differentiation of target awards among the named executive officers is appropriate given the scope and responsibility of their respective positions and achievements. The target award as a percent of base salary for Mr. Hoffman was increased from 85% to 95% in fiscal 2011, which was intended to bring Mr. Hoffman’s target total cash compensation closer to the market 50th percentile. There were no changes to the target awards for Messrs. Wolfe, Dordell, Ramstad and Drazan for fiscal 2011.

The target awards resulted in fiscal 2011 target total cash compensation being slightly below the market 50th percentile for Messrs. Hoffman, Wolfe, and Dordell. Mr. Ramstad’s target total cash compensation exceeded the market 50th percentile for a “top human resources executive,” which the Committee believed was appropriate given that Mr. Ramstad has responsibility for both the human resources and business development functions. Mr. Drazan’s total cash compensation was slightly below the market 50th percentile when compared to a “multi-profit center executive” and his total cash compensation exceeded the market 50th percentile for a “chief information officer,” which the Committee believed was appropriate given Mr. Drazan’s responsibility for three divisions and his position as the Chief Information Officer. Details regarding actual total cash compensation for fiscal 2011 can be found under “Annual Cash Incentives—Discussion and Analysis” beginning on page 47.

Performance Measures, Weightings and Goals.    Each year, the Compensation & Human Resources Committee and Management discuss performance measures, weightings, goals and performance adjustment events, if any, for the annual cash incentive awards. We believe that in order to motivate our executive officers to achieve annual business results, it is important to select performance measures designed to motivate our named executive officers to achieve our annual financial plan, as well as drive shareholder value. Key drivers in our annual financial plan generally include, and included for fiscal 2011, revenue growth, profitability and asset efficiency. Accordingly, the corporate performance measures for fiscal 2011 were corporate revenue growth, fully diluted EPS and corporate average net assets turns, and the division performance measures were division revenue growth, division controllable profit contribution, or CPC, and division working capital as a percent of sales.

In evaluating the weightings for fiscal 2011, the Committee and Management discussed our improved asset efficiency in fiscal 2010, including achievement of our goal to drive working capital as a percentage of net sales “into the teens.” As a result of our improved asset efficiency, the Committee and Management established corporate weightings that decreased emphasis on corporate asset efficiency and increased emphasis on both revenue growth and earnings. Similarly, division revenue growth was weighted more heavily in fiscal 2011 compared to fiscal 2010 and division working capital as a percent of sales was weighted less heavily compared to fiscal 2010.

The corporate and division performance measures and weightings for fiscal 2011, as approved by the Committee, were:

Corporate Performance Measures	Division Performance Measures
30% Corporate revenue growth	50% Division revenue growth
50% Fully diluted EPS	40% Division CPC
20% Corporate average net assets turns	10% Division working capital as a percent of sales

Our executive officers with all corporate responsibilities had 100% of their annual cash incentive tied to corporate performance. Our division executive officers had at least 50% of their annual cash incentive tied to division performance.

For fiscal 2011, threshold, target and maximum goals were established for all performance measures at both the corporate and division level. Target levels of performance were established based on our annual financial plan, which takes into account our prior fiscal year financial business results, our competitive situation and the general outlook for our business. The EPS threshold goal, which was set at 80% of plan, must have been met in order for there to be any payout for corporate participants and any corporate portion payout for division participants. For division participants to receive any division payout, CPC must have been at 80% of plan, or the threshold level of performance. Division participants are still eligible to receive a corporate portion payout if CPC is at 60% of plan or greater.

As provided for and in accordance with our 2010 Plan, the Committee also established specific adjustment events relating to the evaluation of corporate performance for determining payouts under the fiscal 2011 annual cash incentive awards. The impact of an acquisition on the fiscal 2011 annual cash incentive award payouts was determined by the size of the acquisition based on projected year one revenue. The impact of any acquisition greater than $10 million was to be excluded from the payout calculation and the impact of any acquisition less than $10 million was to be included in the payout calculation. Additionally, any externally driven changes in accounting principles and standards were to be excluded if the cumulative net impact on the payout of all such accounting adjustments affected the award payout by more than 2%.

Below are tables summarizing the fiscal 2011 corporate performance measures, applicable to each of Messrs. Hoffman, Wolfe, Dordell and Ramstad, and the fiscal 2011 weighted aggregate division performance measures for our Exmark, Micro Irrigation and Sitework Systems divisions applicable to Mr. Drazan, together with the threshold, target, maximum and actual levels of performance. For corporate results, both actual results for financial reporting purposes and adjusted results used for purposes of the calculating fiscal 2011 annual cash incentive award payouts are provided. The adjusted results differ from actual results due to the above-described performance adjustment events approved by the Committee and, specifically, excluded the impact of one acquisition with projected year one revenue in excess of $10 million.

Corporate: Fiscal 2011 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual	Adjusted
Corporate revenue growth	2.0%	5% – 8%	10.5%	11.5%	10.8%
Fully diluted EPS	$2.60	$3.25	$3.90	$3.73	$3.70
Corporate average net assets turns	2.77072	3.25967	3.74862	3.0605	3.14158

Weighted Aggregate for Exmark, Micro Irrigation and Sitework Systems: Fiscal 2011 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
Division revenue growth	9.8%	13.0% – 16.7%	19.5%	17.8%
Division CPC (in thousands)	$13,616	$17,020	$20,424	$17,346
Division working capital as a percent of sales	11.5%	9.5%	7.4%	9.3%

Discussion and Analysis.    The resulting corporate performance payout for fiscal 2011 was 164% of target, which was driven by our strong performance in revenue growth (with actual results exceeding the maximum levels of performance) and fully diluted EPS (with actual results between the target and maximum levels of performance). Performance against the corporate average net assets turns was between the threshold and target levels of performance. The resulting division performance payouts for all of our divisions ranged from 19.7% to 191% of target, with Exmark, Micro Irrigation and Sitework Systems payouts at 75%, 191% and 190.3% of target, respectively. For our Exmark division, actual results were between the threshold and target levels of performance for revenue growth and CPC and between target and maximum levels of performance for working capital as a percent of sales. For both our Micro Irrigation and Sitework Systems divisions, actual results exceeded maximum levels of performance for revenue growth and CPC and were between target and maximum levels of performance for working capital as a percent of sales.

For fiscal 2011, Messrs. Hoffman, Wolfe, Dordell and Ramstad’s annual cash incentive award payouts were based entirely on corporate performance because of their overall corporate responsibilities, with none of these individuals having specific divisional responsibilities. Therefore, each of these executive officers received a payout of 164% of the target award. This translates to payouts of 156% of fiscal 2011 base salary earnings for Mr. Hoffman, 107% of fiscal 2011 base salary earnings for Mr. Wolfe and 82% of fiscal 2011 base salary earnings for each of Messrs. Dordell and Ramstad. Fiscal 2011 base salary earnings for Mr. Wolfe consisted of base salary earnings through his retirement date of July 31, 2011. Mr. Drazan’s annual cash incentive award payout was based 50% on corporate performance and 50% on performance equally weighted between corporate and the divisions over which he had ultimate responsibility. As a result, in total, 75% of his annual cash incentive was tied to corporate performance and 25% was tied to performance of the divisions over which he has ultimate responsibility, which included the Exmark, Micro Irrigation and Sitework Systems divisions in fiscal 2011. Division performance was weighted to generally reflect the difference between the size and profitability of these divisions, as well as the time Mr. Drazan spent among these divisions, with the Exmark division weighted at more than 50%, followed by the Micro Irrigation division and the Sitework System division. Accordingly, Mr. Drazan received an annual cash incentive award payout that was 77% of his fiscal 2011 base salary earnings. Since the fiscal 2011 annual cash incentive award payouts generally exceeded target for each of our named executive officers who received a fiscal 2011 annual cash incentive award payout, which included each named executive officer other than Ms. Peterson, the resulting fiscal 2011 actual total cash compensation (sum of fiscal year base salary earnings and annual cash incentive award payout) exceeded the market 50th percentile for each such named executive officer. This is consistent with our philosophy of linking pay to performance in that when financial performance exceeds target, resulting compensation is above the market

50th percentile. Fiscal 2011 actual total cash compensation and its position relative to the market 50th percentile is reflected in the table below. Actual total cash compensation is not provided for Ms. Peterson since she did not receive an annual cash incentive award payout for any portion of fiscal 2011 or for Mr. Wolfe since he only received a pro-rated annual cash incentive award payout for fiscal 2011 based on fiscal 2011 base salary earnings through his retirement date of July 31, 2011.

Name	Fiscal 2011 Base Salary Earnings	Fiscal 2011 Actual Total Annual Cash Incentive Award Payout	Fiscal 2011 Actual Total Cash Compensation	Fiscal 2011 Actual Total Cash Compensation Compared to Market 50th Percentile
Mr. Hoffman	$847,926	$1,321,069	$2,168,995	29.9% above
Mr. Dordell	$347,000	$284,540	$631,540	15.9% above
Mr. Ramstad	$347,000	$284,540	$631,540	43.5% above
Mr. Drazan	$308,310	$236,370	$544,680	12.3% to 37.9% above

There were no changes to the corporate or division performance measures or weightings for fiscal 2012 for our named executive officers.

Long-Term Incentives

General.    We believe that the use of long-term incentives tied to our common stock, along with our established stock ownership guidelines, help align the interests of our executive officers with our shareholders. Therefore, we provide the opportunity for our executive officers to earn market competitive long-term incentives in the form of both stock options and performance share awards that are granted annually. Stock options generally vest ratably over a three-year period and have a ten-year term and performance share awards are paid following a three-year performance period based on the achievement of cumulative three-year financial goals. We generally target the market 50th percentile for granting long-term incentive awards. With respect to annual grants of long-term incentive awards, in addition to considering the market data, we also consider for each executive officer scope and complexity of the position, tenure, internal pay comparisons, individual performance and historical targeted grant levels. Generally, one-half of the long-term incentive value is delivered in the form of stock options (using an estimated Black-Scholes value) and one-half of the long-term incentive value is delivered in the form of performance share awards (using an estimated stock price). Actual value realized from our long-term incentive awards may exceed or be less than the market 50th percentile based on actual performance against established three-year cumulative financial business goals for performance share awards and stock price for stock options. In addition to stock options and performance share awards, we also occasionally use awards of restricted stock for the hiring of new executive officers, leadership transition or retention purposes.

Stock Options.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of stock options to our executive officers. If we deliver strong shareholder returns, our stock price presumably will increase, thereby increasing the value of the stock options and resulting total compensation. If shareholder value is not delivered and our stock price does not increase, the options will have no value. Annual stock options are generally granted on the second business day following the issuance of our earnings release announcing prior fiscal year results and have a per share exercise price equal to the closing price of our common stock, as reported on the NYSE, on the date of grant.

To determine the number of options to award to our executive officers, we start with a total target value of stock options and divide that value by the expected value of an option to purchase a share of our common stock, using a Black-Scholes option pricing method. The calculation of the expected value is based on the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year. The three-month average allows for smoothing of any volatility that may be associated with a particular date’s stock price.

Stock options granted to our executive officers, including our named executive officers, vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant and are exercisable for a period of ten years following the date of grant. We believe that the three-year vesting schedule is common within our industry and at similarly sized companies. Additionally, the three-year vesting schedule is consistent with the three-year performance period for our performance share awards. The three-year period for both stock options and performance share awards provides retention value and focuses our executive officers on attainment of longer term performance. The Compensation & Human Resources Committee periodically reviews option vesting schedules and terms.

Performance Share Awards.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of performance share awards to our executive officers, including our named executive officers. Performance share awards are paid out in shares of our common stock following completion of a three-year performance period if certain performance goals are achieved.

To determine the number of target performance share awards to be granted to our executive officers, we start with a total expected value of performance share awards to be delivered. That value is divided by an expected value per share to determine the number of performance share awards to grant at target. The expected value per share is equal to the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year.

At the beginning of the fiscal year, the Compensation & Human Resources Committee establishes performance measures, weightings, goals and performance adjustment events, if any, for the three-year performance period, as well as thresholds and maximums. Similar to the process used for establishing performance goals for annual cash incentive awards, our prior fiscal year financial business results, our competitive situation and the general state of our business, including any anticipated business opportunities, are considered by the Committee when establishing performance goals for the three-year performance period. During the fiscal year, the Committee reviews progress against the performance goals for performance share awards for all outstanding performance periods. At the end of the three-year performance period, at the Committee’s regular meeting in November or December, Management presents a summary of, and the Committee confirms, performance against the performance goals, and a corresponding payout, which is expressed as a percent of target. Shares of our common stock are paid out to the executive officers in December and are contingent on our final earnings release for the recently completed fiscal year. Actual payouts for performance share awards can range from 0% (if the threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met).

Restricted Stock Awards.    Occasionally Management will recommend for Committee approval, and the Committee will approve, awards of restricted stock for use in certain situations, including hiring of new executive officers, leadership transition or retention purposes. Under our 2010 Plan, restricted stock can vest no more rapidly than ratably over three years.

Fiscal 2011 Grants.    The number of stock options granted to our named executive officers for fiscal 2011 can be found in the “Grants of Plan-Based Awards for Fiscal 2011 Table” on page 58. The per share exercise price of the options is equal to the closing price of our common stock, as reported on the NYSE, on the date of grant, which for fiscal 2011 was December 8, 2010. The per share exercise price for the fiscal 2011 stock options was $63.52. The grant date fair value of those awards can be found in the “Summary Compensation Table” on page 54 in the “Option Awards” column.

The number of performance shares at threshold, target and maximum levels of performance for our named executive officers for the fiscal 2011 through fiscal 2013 performance share awards can be found in the “Grants of Plan-Based Awards for Fiscal 2011 Table” on page 58 in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns. The grant date fair value of those awards can be found in the “Summary Compensation Table” on page 54 in the “Stock Awards” column.

When determining and recommending the fiscal 2011 stock option grants and fiscal 2011 to fiscal 2013 performance share awards, the Compensation & Human Resources Committee, Towers Watson and Management considered the factors previously described.

As part of Ms. Peterson’s employment offer, and upon commencement of her employment with us, she was awarded shares of restricted stock that vest ratably over three years. It was intended that this award would offset a portion of the long-term incentive value that she did not realize and/or forfeited upon termination of her position with her former employer. The number of shares of restricted stock awarded to Ms. Peterson during fiscal 2011 as part of her employment offer and upon commencement of employment with us can be found in the “Grants of Plan-Based Awards for Fiscal 2011 Table” on page 58. The grant date fair value of that award can be found in the “Summary Compensation Table” on page 54 in the “Stock Awards” column.

Performance Measures for the Performance Period Beginning in Fiscal 2011.    For the fiscal 2011 to fiscal 2013 awards, the following performance measures and weightings were established:

•	50% Cumulative net income plus after-tax interest;

•	30% Cumulative corporate revenue; and

•	20% Cumulative corporate average net assets turns.

As a result of our improved asset management performance achieved in fiscal 2010, the Committee, upon Management’s recommendation, determined that it was appropriate for fiscal 2011 to fiscal 2013 to establish weightings that decreased emphasis on cumulative asset performance and increased emphasis on cumulative corporate revenue. For fiscal 2011, in addition to approving performance measures, weightings and goals, the Compensation & Human Resources Committee also established, in accordance with our 2010 Plan, specific adjustment events relating to the evaluation of performance for determining payouts under the fiscal 2011 to fiscal 2013 performance share awards. The impact of acquisitions on the evaluation of performance will be determined based on the size of the acquisition as determined by projected year one revenue. The entire impact of any acquisition greater than $50 million will be excluded from the payout calculation for the entire performance period. All impacts for acquisitions less than $10 million will be included in the payout calculation for the entire performance period. For acquisitions between $10 million and $50 million, the impact will be excluded from the payout calculation if the transaction closes during the third year of the three-year term. If the transaction closes in the first or second year of the performance period, the impact will be included in the payout calculation with the exception of any transaction costs incurred. Additionally, any externally driven changes in accounting principles and standards will be excluded from the evaluation of performance if the cumulative net impact on the payout of all such accounting adjustments impacts the award payout by more than 2%. We believe that these adjustments are important to maintain our historical practice of fixed accounting treatment for our performance share awards.

Performance Measures for the Performance Period Ending in Fiscal 2011.    The table below outlines the performance measures and weightings, as well as threshold, target and maximum goals, along with actual levels of performance, for the fiscal 2009 to fiscal 2011 performance share awards.

Fiscal 2009 to Fiscal 2011 Performance Measure	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% cumulative net income plus after-tax interest (in thousands)	$316,976	$396,221	$449,049	$307,979
25% cumulative corporate revenue (in thousands)	$5,634,552	$5,864,664	$6,217,024	$5,097,778
25% cumulative corporate average net assets turns	5.26652	6.19591	7.12529	8.11670

Discussion and Analysis.    With respect to each of these three performance measures, the threshold level of performance must be met in order for there to be a payout for that performance measure. Since actual results for cumulative net income plus after-tax interest and cumulative corporate revenue were below the threshold level of performance, there was no payout for these two performance measures. Performance for the cumulative corporate average net assets turns performance measure exceeded the maximum goal, which then translated to 200% of the payout for asset performance, which together with its weighting of 25%, resulted in a performance share award payout of 50% of target. As a result, all executive officers who were previously awarded a performance share award for the fiscal 2009 to fiscal 2011 performance period received 50% of the target performance shares granted under such award. A summary of the performance shares awarded to our named executive officers for the fiscal 2009 to fiscal 2011 performance period, and the value realized on vesting for those awards, can be found in the “Option Exercises and Stock Vested for Fiscal 2011” table on page 62 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively. Ms. Peterson did not have a performance share award for the fiscal 2009 to fiscal 2011 performance period.

We believe that delivering both stock options and performance share awards to our executive officers has been effective in focusing them on achievement of long-term financial business results and encouraging stock ownership. This long-term performance orientation of stock options and performance share awards is consistent with our compensation objectives of linking pay to performance and aligning with shareholder interests.

Target Total Direct Compensation.    As described previously, when analyzing compensation, we look at base salary, target total cash compensation and target total direct compensation in comparison to the market 50th percentile when establishing new base salary levels, target annual cash incentive awards and long-term incentive awards. Actual value realized from long-term incentives is dependent on stock price at the time of exercise for stock option grants and actual payout of performance share awards at the end of the three-year term, which is dependent on actual cumulative performance against established performance goals. Therefore, it is difficult to assess actual total direct compensation on an annual basis in comparison to the market since the market data may have changed significantly when actual long-term incentive results are fully realized. We believe it is important to continue to review target total direct compensation when establishing long-term incentive grants. The fiscal 2011 annual base salary, target annual cash incentives and target long-term incentives at the time the grant levels were determined are compared to the market 50th percentile in the table below. Since Ms. Peterson did not receive equity grants other than her grant received upon commencement of her employment with us, her target total direct compensation is not provided in the table below. Additionally, since Mr. Wolfe retired during fiscal 2011, he will not realize his targeted long-term incentive value and his target total direct compensation is not provided in the table below.

Name	Fiscal 2011 Target Total Direct Compensation	Comparison to Market 50th Percentile
Mr. Hoffman	$3,747,500	0.3% below
Mr. Dordell	$902,000	2.5% below
Mr. Ramstad	$902,000	27.9% above
Mr. Drazan	$680,000	10.5% below to 16.2% above

Health, Welfare and Retirement Benefits and All Other Compensation

Health and Welfare Benefits.    We believe that providing competitive health and welfare benefits at a reasonable cost is an important part of any employee’s compensation package and promotes employee health. Our executive officers participate in the same health and welfare benefits as our full-time office salaried employees. These health and welfare benefits for fiscal 2011 included medical and dental insurance; life, accidental death and dismemberment insurance; and long-term disability insurance. These benefits, including plan design and cost, are analyzed annually.

Retirement Benefits.    We believe that it is important to allow our employees, including our executive officers, the opportunity to save for retirement through our IS&ESOP, which is our defined contribution plan. This is the plan in which the majority of our U.S.-based employees participate. This plan includes a standard 401(k) plan with a company match and two other company contributions, an investment savings contribution and an ESOP contribution. Contributions for fiscal 2011 to our defined contribution plan can be found under “All Other Compensation for Fiscal 2011” beginning on page 56.

Our named executive officers’ compensation exceeds the IRS compensation limit; therefore, they are limited in terms of what they can contribute and what we can match in our qualified defined contribution plan. To help ensure our executive officers’ ability to provide financial security and save for retirement, we maintain three nonqualified plans, which include: The Toro Company Deferred Compensation Plan, or Deferred Plan, the Deferred Plan for Officers and The Toro Company Plan, or Supplemental Benefit Plan. These plans are described under “Nonqualified Deferred Compensation for Fiscal 2011” beginning on page 63.

Perquisites.    We provide our executive officers with modest perquisites. The perquisites provided for fiscal 2011 include a company-leased automobile, financial planning allowance, payment of an executive physical and company products for personal use. We believe these perquisites are an important part of our overall compensation package and help us accomplish our goal of attracting, retaining and rewarding top executive talent. Specifically, we believe that these perquisites assist in promoting the financial security and health of our executive officers and encourage the use and promotion of our products.

The value of all of the perquisites provided to our named executive officers for fiscal 2011 can be found under “All Other Compensation for Fiscal 2011” beginning on page 56.

Relocation Benefits.    With respect to our relocation benefits, we believe that we maintain a standard, market competitive relocation policy, which provides for reimbursements of and payments for certain relocation expenses. In August 2011, Ms. Peterson, who owned a home and lived in Ohio, commenced employment as our new Vice President, Finance and Chief Financial Officer. Shortly after her employment with us began, we initiated a relocation process. Within our relocation policy, we maintain several tiers of relocation benefits. The highest tier is for relocating individuals that are at the director level and above and Ms. Peterson received relocation benefits within that tier. During fiscal 2011, Ms. Peterson was reimbursed for certain relocation expenses, as included within the “All Other Compensation” column of the “Summary Compensation Table” and quantified in the related footnote to that column. These relocation expenses included transportation, temporary living, mileage, home visits, home inspection and meals. Certain of these relocation expenses are deemed to be taxable income to the recipient; therefore, in this limited instance and pursuant to our relocation policy, a flat supplemental tax “gross-up” was provided to Ms. Peterson to help offset the incremental tax impact.

Special One-Time Bonuses.    We believe that the occasional use of special one-time bonuses, or subjectively determined cash awards, are appropriate in certain situations including, but not limited to, employment offers and leadership transition. In fiscal 2011, we paid cash bonuses to Ms. Peterson and

Mr. Wolfe. The bonus paid to Ms. Peterson was a cash “sign on” bonus, which was intended to offset a portion of the annual cash incentive award that we estimated she would forfeit by terminating her employment with her former employer. Ms. Peterson must repay this bonus to us if she voluntarily terminates her employment prior to August 22, 2012, the first anniversary of her start date. The bonus paid to Mr. Wolfe represented consideration to ensure a smooth transition in financial leadership during the executive search process for a new Vice President, Finance and Chief Financial Officer and was contingent upon Mr. Wolfe remaining employed with us through his previously announced retirement date of July 31, 2011. These bonuses are described briefly in the footnote to the “Bonus” column in the “Summary Compensation Table” on page 54.

Charitable Contribution.    In fiscal 2011, we made a special Company contribution in the amount of $250,000 to The Toro Foundation on behalf of Mr. Wolfe in honor and recognition of his distinguished career with our Company.

Stock Ownership Guidelines.    We maintain stock ownership guidelines that enable us to meet our compensation objective of aligning the interests of our executive officers with those of our shareholders. Our guidelines require that our Chairman and CEO own a dollar value of our common stock equal to at least five times his annual base salary, and require our other executive officers, including our other named executive officers, to own a dollar value of our common stock equal to two or three times annual base salary, depending on their position. Executive officers have five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach their guideline. As of October 31, 2011, each of our named executive officers required to meet the stock ownership guidelines has met such guideline.

Tax Deductibility of Compensation.    When designing all aspects of compensation, we consider the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct more than $1 million paid to certain executive officers, other than “performance-based” compensation meeting certain requirements. Our compensation plans and the annual cash incentive award payouts, stock option grants and performance share award payouts made under these plans have been designed with the intention of satisfying the requirements for “performance-based” compensation as defined in Code Section 162(m). While we design these plans to operate in a manner intended to qualify as “performance-based” under Code Section 162(m), the Committee may administer the plans in a manner that does not satisfy the requirements of Code Section 162(m) in order to achieve a result that the Committee determines to be appropriate. All performance-based compensation awarded to, earned by or paid to our named executive officers in fiscal 2011 was intended to be deductible under Code Section 162(m).

Assessment of Risk Related to Compensation Programs.    We note that (i) base salaries for all employees are targeted at the market 50th percentile, are not subject to performance risk and, for non-executive employees, constitute the largest part of total compensation; and (ii) incentive or variable compensation awarded to our executive officers, which constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our Company and our shareholders. As a result, we determined that our compensation policies, practices and programs and related compensation governance structure work together to minimize exposure to excessive risk while appropriately pursuing growth strategies that emphasize shareholder value creation.

Summary Compensation Table

Except as otherwise noted in the footnotes, the following table summarizes compensation for each of the last three fiscal years awarded to, earned by or paid to our Chairman and CEO; current Vice President, Finance and CFO, who commenced employment on August 22, 2011; former Vice President, Finance and CFO, who retired on July 31, 2011 and each of the other three most highly compensated executive officers. We collectively refer to the executive officers listed as our “named executive officers.” The “Compensation Discussion and Analysis” beginning on page 35 provides additional information about compensation paid to our named executive officers. Amounts in this Summary Compensation Table are not reduced to reflect elections, if any, by the named executive officers to defer receipt of base salary, annual cash incentive award payouts or performance share award payouts, as described in more detail under “Nonqualified Deferred Compensation for Fiscal 2011” beginning on page 63.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Michael J. Hoffman,	2011	$847,926	$0	$1,176,914	$1,303,347	$1,321,069	$224,143	$4,873,398
Chairman of the Board, President and Chief Executive Officer	2010	$818,234	$0	$957,155	$1,055,700	$1,390,998	$240,191	$4,462,278
	2009	$766,665	$0	$844,290	$713,628	$0	$131,853	$2,456,436

Renee J. Peterson,	2011	$77,778	$180,000	$1,052,100	$0	$0	$9,160	$1,319,038
Vice President, Finance and Chief Financial Officer
Stephen P. Wolfe,	2011	$317,033	$250,000	$335,390	$370,620	$337,958	$336,757	$1,947,758
Former Vice President, Finance and Chief Financial Officer	2010	$401,030	$0	$254,563	$279,450	$521,339	$116,247	$1,572,629
	2009	$375,755	$0	$220,374	$187,308	$0	$75,561	$858,998

Timothy P. Dordell,	2011	$347,000	$0	$213,430	$236,785	$284,540	$85,700	$1,167,455
Vice President, Secretary and General Counsel	2010	$331,551	$0	$183,285	$198,720	$331,551	$93,918	$1,139,025
	2009	$288,157	$0	$160,272	$135,450	$0	$51,127	$635,006

Peter M. Ramstad	2011	$347,000	$0	$213,430	$236,785	$284,540	$85,223	$1,166,978
Vice President, Human Resources and Business Development	2010	$332,688	$0	$183,285	$198,720	$332,688	$88,685	$1,136,046
	2009	$304,553	$0	$143,100	$120,744	$0	$71,799	$640,196

Michael D. Drazan	2011	$308,310	$0	$121,960	$133,835	$236,370	$69,817	$870,292
Vice President, Contractor Business and Chief Information Officer(6)

(1)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in fiscal 2009 or fiscal 2010. However, in fiscal 2011, we paid a “sign-on” bonus to Ms. Peterson as part of her employment offer and upon commencement of her employment with us and a bonus to Mr. Wolfe, each as described in more detail under “Health, Welfare and Retirement Benefits and All Other Compensation—Special One-Time Bonuses” beginning on page 52. Annual cash incentive award payouts based on performance against pre-established financial performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amount reported for Messrs. Hoffman, Wolfe, Dordell, Ramstad and Drazan represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of performance share awards granted for the three-year performance period beginning in each fiscal year assuming target levels of performance. Ms. Peterson was not granted a performance share award during fiscal 2011. The amount reported for Ms. Peterson represents the grant date fair value of the restricted stock awarded to her in connection with her employment offer and upon commencement of her employment with us. The amounts for fiscal 2011 are also set forth in the “Grants of Plan-Based Awards Table” on page 58 in the “Grant Date Fair Value of Stock and Option Awards” column. Provided below is the fiscal 2011 grant date fair value of performance share awards for the fiscal 2011 to fiscal 2013 performance period assuming maximum levels of performance for Messrs. Hoffman, Wolfe, Dordell, Ramstad and Drazan.

Name	Grant Date Fair Value at Maximum Levels of Performance
Mr. Hoffman	$2,353,828
Mr. Wolfe	$670,780
Mr. Dordell	$426,860
Mr. Ramstad	$426,860
Mr. Drazan	$243,920

(3)	Amount reported represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted each fiscal year. Summarized in the table below are the specific assumptions used in the valuation of the option awards previously granted to Messrs. Hoffman, Wolfe, Dordell and Ramstad. Ms. Peterson was not granted any option awards during fiscal 2011.

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Per Share Black-Scholes Value
12/08/2010	2.36%	6.0 years	33.43%	1.04%	$20.59
12/01/2009	2.51%	6.0 years	33.00%	1.52%	$12.42
12/03/2008	2.26%	6.0 years	30.60%	1.81%	$7.74

(4)	Amount reported represents annual cash incentive awards earned for each fiscal year, but paid during the following fiscal year or deferred. Annual cash incentive awards are calculated and paid out based on performance against financial performance goals that are established and communicated at the beginning of each fiscal year. Ms. Peterson did not receive an annual cash incentive award for fiscal 2011. Additional detail regarding our annual cash incentives is set forth under “Annual Cash Incentives” beginning on page 44.

(5)	Amounts for fiscal 2011 are set forth under “All Other Compensation for Fiscal 2011” beginning on page 56.

(6)	Mr. Drazan was not a named executive officer in fiscal 2009 or fiscal 2010; therefore, information on his compensation for those fiscal years is not included.

All Other Compensation for Fiscal 2011

All other compensation includes the value of Company contributions to our retirement plan(s), the value of modest perquisites provided, the value of relocation benefits provided and the value of a charitable contribution, all of which are described below.

Element	Description
Retirement Benefits	Under our IS&ESOP, we currently match $0.50 for each employee dollar contribution, up to an employee maximum of 4%, although we retain the discretion to amend the match. In fiscal 2011, employees were eligible to contribute to the plan after 90 days of service and are eligible for the company match on the first of the month following one year of service. Additionally, there may be an annual Company discretionary investment savings and ESOP contribution. Employees were eligible for this contribution on the first of the month following two years of service. For employees whose compensation exceeds the IRS limit, we also provide nonqualified deferred compensation plans, described under “Nonqualified Deferred Compensation for Fiscal 2011” on page 63.
Perquisites

We provide our executive officers, including our named executive officers, with the following modest perquisites:

•  Company-leased automobile—We pay all costs associated with leasing, operating, maintaining and insuring a company-leased automobile. Our executive officers are generally eligible for a new vehicle after 30 months and may choose to purchase the existing vehicle at book value plus payment of any miscellaneous expenses charged by our leasing company.

•  Financial planning—We encourage our executive officers to receive professional advice regarding their financial, tax and estate planning needs. Therefore, we pay up to a maximum defined amount for our Chairman and CEO and each other named executive officer to cover federal and state tax planning, tax return preparation, financial counseling and estate planning. Every three years, we will pay up to an additional 50% of the annual allowance. The annual allowance ranges from $4,000 for certain executive officers to $12,000 for our Chairman and CEO.

•  Annual executive physical—To help ensure the health of our executive officers, we generally pay up to $1,000 for approved physical exam expenses not covered by the executive officer’s health insurance.

•  Company products—To enable our executive officers the opportunity to become more familiar with our products and use those products on a regular basis, we provide certain Company products and related parts and accessories for personal use at no cost; provided, however, that executive officers are responsible for applicable taxes attributable to the value of such products. The value of a product, part or accessory is generally deemed to be our distributor net price or its equivalent, which is also the price at which products are available to employees for purchase.

Relocation Benefits	We maintain a standard, market competitive relocation policy. Relocation expenses reimbursed and/or paid typically include: shipment of household goods, automobile shipment, home finding trip, temporary living, en route trip, return trips home while in temporary living, destination home purchase assistance, a miscellaneous allowance, family assistance and a “gross-up” to help offset the tax impact of these expenses that are reimbursed and/or paid.
Charitable Contribution	In fiscal 2011, we made a one-time charitable contribution in Mr. Wolfe’s name to The Toro Foundation in honor of his years of service with us.

Specific amounts included in the fiscal 2011 “All Other Compensation” column of the “Summary Compensation Table” are as follows:

Name	IS&ESOP Contributions(1)	Supplemental Benefit Plan Contributions(2)	Automobile(3)	Financial Planning(4)	Executive Physical(5)	Company Products(6)	Relocation Benefits(7)	Charitable Contributions(8)	Total
Mr. Hoffman	$22,626	$171,138	$17,879	$12,500	$0	$0	$0	$0	$224,143
Ms. Peterson	$0	$0	$0	$0	$0	$0	$9,160	$0	$9,160
Mr. Wolfe	$22,626	$36,088	$20,243	$6,800	$1,000	$0	$0	$250,000	$336,757
Mr. Dordell	$22,626	$35,005	$21,286	$5,600	$1,000	$183	$0	$0	$85,700
Mr. Ramstad	$22,626	$34,965	$19,062	$5,000	$25	$3,545	$0	$0	$85,223
Mr. Drazan	$22,626	$27,028	$14,604	$4,000	$1,000	$559	$0	$0	$69,817

(1)	Amount reported represents Company matching contributions, investment savings contributions and ESOP contributions to the IS&ESOP for fiscal 2011.

(2)	Amount reported represents Company contributions to the Supplemental Benefit Plan for fiscal 2011.

(3)	Amount reported represents Company paid automobile lease plus reportable income for gas relating to personal use of the automobile for fiscal 2011.

(4)	Amount reported represents Company paid amounts for financial planning expenses for fiscal 2011

(5)	Amount reported represents Company paid amounts for executive physical expenses for fiscal 2011.

(6)	Amount reported represents value of company products received for personal use for fiscal 2011.

(7)	Amount reported represents Company paid amounts for relocation expenses for fiscal 2011.

(8)	Amount reported represents a special one-time Company contribution made during fiscal 2011 to The Toro Foundation on behalf of Mr. Wolfe in honor of his years of service.

Grants of Plan-Based Awards for Fiscal 2011

In March 2010, shareholders approved our 2010 Plan, which provides for the grant of cash and equity type awards. The types of equity awards permitted under the 2010 Plan include, but are not limited to, stock options, performance-share awards and restricted stock awards. During fiscal 2011, all plan-based awards granted to our named executive officers were granted under the 2010 Plan and included annual cash incentive awards, performance share awards, restricted stock awards and stock option awards.

Annual Cash Incentive Awards.    Target annual cash incentive awards are established annually as a percentage of base salary for each executive officer, including our named executive officers. Actual annual cash incentive award payouts are based on performance against the pre-established performance measures and goals. The range of payouts included in the table below are associated with threshold levels, target and maximum levels of performance, which correspond to 40%, 100% and 200% of the target award, respectively. If threshold levels of performance are not met, there is no annual cash incentive award payout. Details on how these awards were determined, and the performance measures and goals, can be found under “Annual Cash Incentives” beginning on page 44.

Performance Share Awards.    Target performance share awards are established annually for a three-year performance period. Payouts of the performance share awards are based on performance against pre-established performance measures and cumulative goals. The range of payouts included in the table below are associated with threshold, target and maximum levels of performance, which correspond to 40% of the target award if threshold levels of performance are met for all the performance measures, 100% and 200% of the target award if the maximum levels of performance are met for all the performance measures, respectively. If threshold levels of performance are not met for a performance measure, there is no payout for that performance measure. If the threshold levels of performance are not met for any of the performance measures, there is no performance share award payout. Details on how the awards were determined can be found under “Long-Term Incentives” and “Performance Share Awards” beginning on page 48.

Restricted Stock Awards.    The shares of restricted stock awarded to Ms. Peterson vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant.

Stock Option Awards.    Stock options are granted annually and generally vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant.

Grant of Plan-Based Awards for Fiscal 2011 Table.    The following table summarizes all plan-based awards granted to our named executive officers during fiscal 2011 and includes the:

•	Range of annual cash incentive award payouts from threshold to maximum levels of performance;

•	Potential range of payouts of performance share awards granted in fiscal 2011 for the fiscal 2011 to fiscal 2013 performance period from threshold to maximum levels of performance;

•	Restricted stock awarded to Ms. Peterson in fiscal 2011 in connection with her employment offer and upon commencement of her employment with us;

•	Stock options granted in fiscal 2011 and the exercise price of those stock options; and

•	Grant date fair value of all stock and option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)(7)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Hoffman
Annual Cash Incentive Award Performance Share Award Stock Options	12/01/2010	12/01/2010	$322,212	$805,530	$1,611,059
	12/01/2010	12/01/2010				7,720	19,300	38,600				$1,176,914
	12/08/2010	12/01/2010								63,300	$63.52	$1,303,347
Renee Peterson
Restricted Stock Award	08/22/2011	07/25/2011							22,500			$1,052,100
Stephen P. Wolfe
Annual Cash Incentive Award Performance Share Award Stock Options	12/01/2010	12/01/2010	$82,429	$206,072	$412,143
	12/01/2010	12/01/2010				2,200	5,500	11,000				$335,390
	12/08/2010	12/01/2010								18,000	$63.52	$370,620
Timothy P. Dordell
Annual Cash Incentive Award Performance Share Award Stock Options	12/01/2010	12/01/2010	$69,400	$173,500	$347,000
	12/01/2010	12/01/2010				1,400	3,500	7,000				$213,430
	12/08/2010	12/01/2010								11,500	$63.52	$236,785
Peter M. Ramstad
Annual Cash Incentive Award Performance Share Award Stock Options	12/01/2010	12/01/2010	$69,400	$173,500	$347,000
	12/01/2010	12/01/2010				1,400	3,500	7,000				$213,430
	12/08/2010	12/01/2010								11,500	$63.52	$236,785
Michael D. Drazan
Annual Cash Incentive Award Performance Share Award Stock Options	12/01/2010	12/01/2010	$61,662	$154,155	$308,310
	12/01/2010	12/01/2010				800	2,000	4,000				$121,960
	12/08/2010	12/01/2010								6,500	$63.52	$133,835

(1)	Amount reported represents the range of payouts of annual cash incentive awards for fiscal 2011. Actual payouts for fiscal 2011 are included in the “Summary Compensation Table” on page 54 in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amount reported represents the range of performance share award payouts for the fiscal 2011 to fiscal 2013 performance period. Information regarding the performance share awards is set forth under “Performance Share Awards” on page 49.

(3)	Amount reported represents the restricted stock awarded to Ms. Peterson as part of her employment offer and upon commencement of her employment with us.

(4)	Amount reported represents stock options granted during fiscal 2011. Options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. Additional information regarding stock options is set forth under “Stock Options” beginning on page 48.

(5)	Amount reported represents the closing price of our common stock, as reported on the NYSE, on the date of grant of $63.52.

(6)	Amount reported represents the grant date fair value of performance share awards at target granted for the fiscal 2011 to fiscal 2013 performance period based on the closing price of our common stock, as reported on the NYSE, on the date of grant of $60.98. These amounts are also set forth in the “Summary Compensation Table” on page 54 in the “Stock Awards” column.

(7)	Amount reported for option awards represents the grant date fair value of $20.59 per share, computed in accordance with FASB ASC Topic 718, of option awards made for fiscal 2011. The specific assumptions used in the valuation of the options are included in footnote (3) to the “Summary Compensation Table.” Amount reported for Ms. Peterson’s restricted stock award represents the grant date fair value based on the closing price of our common stock, as reported on the NYSE, on the date of grant of $46.76.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table summarizes all outstanding equity awards previously granted to our named executive officers that were outstanding on October 31, 2011, the last day of fiscal 2011. Specifically, it reflects all exercisable and unexercisable stock options, as well as unvested restricted stock awards and performance share awards. The restricted stock awards and performance share awards have a market or payout value equal to $54.04, the closing price of our common stock, as reported on the NYSE, on October 31, 2011, the last day of fiscal 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Michael J. Hoffman
Stock Options 1993 Plan	35,804	0	$16.1375	12/04/2012
Stock Options 2000 Plan	6,196	0	$16.1375	12/04/2012
	12,417	0	$24.1600	12/04/2013
	14,583	0	$24.1600	12/04/2013
	40,000	0	$37.0200	12/02/2014
	57,700	0	$40.1900	11/30/2015
	75,900	0	$44.9000	11/30/2016
	62,800	0	$54.9300	11/28/2017
	61,467	30,733	$28.6200	12/03/2018
	28,334	56,666	$40.7300	12/01/2019
Stock Options 2010 Plan	0	63,300	$63.5200	120/8/2020
F10-F12 Performance Shares							47,000	$2,539,880
F11-F13 Performance Shares							33,486	$1,809,583
Renee J. Peterson
Restricted Stock					22,500	$1,215,900

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Stephen P. Wolfe(6)
Stock Options 2000 Plan	21,400	0	$37.0200	12/02/2014
	21,000	0	$40.1900	07/31/2015
	21,900	0	$44.9000	07/31/2015
	17,400	0	$54.9300	07/31/2015
	16,133	8,067	$28.6200	07/31/2015
	7,500	15,000	$40.7300	07/31/2015
F10-F12 Performance Shares							4,166	$225,131
Timothy P. Dordell
Stock Options 2000 Plan	5,670	0	$42.3300	09/19/2016
	9,300	0	$44.9000	11/30/2016
	10,500	0	$54.9300	11/28/2017
	11,667	5,833	$28.6200	12/03/2018
	5,334	10,666	$40.7300	12/01/2019
Stock Options 2010 Plan	0	11,500	$63.5200	12/08/2020
F10-F12 Performance Shares							9,000	$486,360
F11-F13 Performance Shares							6,073	$328,185
Peter M. Ramstad
Stock Options 2000 Plan	8,000	0	$44.9000	11/30/2016
	8,400	0	$44.9000	11/30/2016
	9,000	0	$54.9300	11/28/2017
	10,400	5,200	$28.6200	12/03/2018
	5,334	10,666	$40.7300	12/01/2019
Stock Options 2010 Plan	0	11,500	$63.5200	12/08/2020
F10-F12 Performance Shares							9,000	$486,360
F11-F13 Performance Shares							6,073	$328,185
Michael D. Drazan
Stock Options 2000 Plan	9,050		$24.1600	12/04/2013
	7,200		$37.0200	12/02/2014
	6,800		$40.1900	11/30/2015
	7,000		$44.9000	11/30/2016
	5,900		$54.9300	11/28/2017
	5,533	2,767	$28.6200	12/03/2018
	2,834	5,666	$40.7300	12/01/2019
Stock Options 2010 Plan	0	6,500	$63.5200	12/08/2020
F10-F12 Performance Shares							4,500	$243,180
F11-F13 Performance Shares							3,470	$187,519

(1)	Stock options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. The vesting schedule for options unexercisable as of October 31, 2011, is as follows:

Name	Grant Date	12/01/11	12/03/2011	12/08/2011	12/01/2012	12/08/2012	12/08/2013	Option Expiration Date
Mr. Hoffman	12/03/2008		30,733					12/03/2018
	12/01/2009	28,333			28,333			12/01/2019
	12/08/2010			21,100		21,100	21,100	12/08/2020
Mr. Wolfe	12/03/2008		8,067					07/31/2015
	12/01/2009	7,500			7,500			07/31/2015
Mr. Dordell	12/03/2008		5,833					12/03/2018
	12/01/2009	5,333			5,333			12/01/2019
	12/08/2010			3,833		3,833	3,834	12/08/2020
Mr. Ramstad	12/03/2008		5,200					12/03/2018
	12/01/2009	5,333			5,333			12/01/2019
	12/08/2010			3,833		3,833	3,834	12/08/2020
Mr. Drazan	12/03/2008		2,767					12/03/2018
	12/01/2009	2,833			2,833			12/01/2019
	12/08/2010			2,166		2,167	2,167	12/08/2020

(2)	Amount reported represents the number of shares of restricted stock awarded to Ms. Peterson on August 22, 2011 as part of her employment offer and upon commencement of her employment with us. These shares of restricted stock vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant.

(3)	Amount reported is based on the closing price of our common stock, as reported on the NYSE, on October 31, 2011, the last day of fiscal 2011, of $54.04 per share.

(4)	Amount reported represents the number of performance share awards that were in progress based on actual levels of performance for fiscal 2011 and financial plan levels of performance for fiscal 2012 and fiscal 2013.

(5)	Amount reported represents the value of performance share awards that were in progress based on the closing price of our common stock, as reported on the NYSE, on October 31, 2011, the last day of fiscal 2011, of $54.04 per share.

(6)	Mr. Wolfe retired on July 31, 2011. Based on the terms and conditions provided in our plans, his stock options continue to vest normally, but expire on the earlier of the original expiration date or four years from the date of retirement. No portion of Mr. Wolfe’s December 8, 2010 stock option grant had vested on his retirement date; therefore, 100% of this stock option award was forfeited. With respect to performance share award payouts, Mr. Wolfe will be eligible for pro-rated payouts based on the full fiscal years of employment completed during the three-year performance periods. As a result, he will be eligible for one-third of the performance share award payout for the fiscal 2010 to fiscal 2012 performance period and he fully forfeited any performance share award payout for the fiscal 2011 to fiscal 2013 performance period.

Option Exercises and Stock Vested for Fiscal 2011

The following table summarizes all of the stock options exercised during fiscal 2011, as well as the performance share awards that were paid out or deferred by our named executive officers for the fiscal 2009 to fiscal 2011 performance period.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Hoffman
Stock Option Exercises	48,000	$1,844,384
F09-F11 Performance Share Award Payout			14,750	$838,980
Renee J. Peterson	0	$0	0	$0
Stephen P. Wolfe
Stock Option Exercises	31,243	$1,338,784
F09-F11 Performance Share Award Payout			2,567	$146,011
Timothy P. Dordell
Stock Option Exercises	0	$0
F09-F11 Performance Share Award Payout			2,800	$159,264
Peter M. Ramstad
Stock Option Exercises	0	$0
F09-F11 Performance Share Award Payout			2,500	$142,200
Michael D. Drazan
Stock Option Exercises	19,014	$878,376
F09-F11 Performance Share Award Payout			1,350	$76,788

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our common stock on the exercise date, as reported on the NYSE, less the per share exercise price.

(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered to satisfy tax withholding requirements. The value realized on vesting for performance share awards represents gross number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on December 6, 2011 (the payout date for the fiscal 2009 to fiscal 2011 performance share awards) of $56.88 per share. Amounts are not reduced to reflect any elections by our named executive officers to defer receipt of performance share award payouts. Under the Deferred Plan for Officers, Messrs. Dordell and Ramstad deferred receipt of 100%, or 2,800 and 2,500 shares, respectively, of their fiscal 2009 to fiscal 2011 performance share award payout.

Nonqualified Deferred Compensation for Fiscal 2011

We maintain three nonqualified deferred compensation plans in which our named executive officers are eligible to participate.

The Toro Company Deferred Compensation Plan.    This plan allows employees that are at a director-level and above, including our named executive officers, to defer on a pre-tax basis his or her calendar year base salary and/or fiscal year annual cash incentive payout to a date in the future. Participants can defer up to 50% of calendar year base salary and up to 100% of the fiscal year annual cash incentive payout. Deferred amounts are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are generally consistent with funds provided in the IS&ESOP. Deferral elections are made on an annual basis, before the beginning of the new fiscal year. Participants must elect a distribution date that is at least two years later than the date the compensation otherwise would have been received. Participants elect the frequency of payments and the number of payments to receive at the time of distribution. Any payouts distributed prior to retirement are paid out in the form of a lump sum. Participants are always 100% vested in their accounts.

The Toro Company Deferred Compensation Plan for Officers.    This plan allows key employees that receive performance share awards, including our named executive officers, an opportunity to defer receipt of shares of our common stock paid out under such awards to a date in the future. Participants can defer up to 100% of the common stock payout. Each year, before the third fiscal year of the three-year performance period begins, executive officers are given the opportunity to defer the receipt of those shares to some point in the future. Participants must elect a distribution date that is at least two years later than the date the shares would have been received. Participants elect the frequency of payment and the number of payments to receive at the time of distribution. Any payouts distributed prior to retirement are paid out in the form of a lump sum. Participants are always 100% vested in their accounts.

The Toro Company Supplemental Benefit Plan.    This plan is maintained for the purpose of providing to a select group of management or highly compensated employees, including our named executive officers, benefits in excess of the limitations on benefits and contributions imposed by Code Sections 401(a)(17) and 415. Our contributions to this plan are made on a calendar year basis, usually in the first calendar quarter following the end of the prior calendar year. We contribute the investment savings calculation and the ESOP fund calculation above the compensation limit into this plan. Amounts contributed are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are generally consistent with funds provided in the IS&ESOP. Participants elect the funds into which these contributions are allocated, as well as the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

Nonqualified Deferred Compensation for Fiscal 2011 Table.    The following table reflects any named executive officer contributions and Company contributions for fiscal 2011 to our nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Michael J. Hoffman
Deferred Compensation Plan	$1,321,069	$0	$8,771	$0	$1,581,868
Deferred Plan for Officers	$0	$0	$(94,490)	$0	$2,598,369
Supplemental Benefit Plan	$0	$171,138	$40,814	$0	$1,688,794
Renee J. Peterson	$0	$0	$0	$0	$0
Stephen P. Wolfe
Deferred Compensation Plan	$0	$0	$43,506	$0	$755,368
Deferred Plan for Officers	$0	$0	$(464,966)	$0	$13,611,090
Supplemental Benefit Plan	$0	$36,088	$57,836	$0	$1,021,640
Timothy P. Dordell
Deferred Compensation Plan	$208,820	$0	$1,690	$0	$489,484
Deferred Plan for Officers	$159,264	$0	$(17,571)	$0	$306,334
Supplemental Benefit Plan	$0	$35,005	$(1,687)	$0	$83,240
Peter M. Ramstad
Deferred Compensation Plan	$0	$0	$0	$0	$0
Deferred Plan for Officers	$142,200	$0	$0	$0	$142,200
Supplemental Benefit Plan	$0	$34,965	$(2,875)	$0	$83,632
Michael D. Drazan
Deferred Compensation Plan	$0	$0	$0	$0	$0
Deferred Plan for Officers	$0	$0	$(25,967)	$0	$714,076
Supplemental Benefit Plan	$0	$27,028	$13,571	$0	$352,646

(1)	Executive contributions of base salary and annual cash incentive award payouts are included in the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, of the “Summary Compensation Table” on page 54. Executive contributions of the fiscal 2009 to fiscal 2011 performance share award payouts are included in the “Value Realized on Vesting” column of the “Option Exercises and Stock Vested for Fiscal 2011” table on page 62, but are not included in the “Summary Compensation Table.”

Name	Deferrals	Amount
Mr. Hoffman	100% of the fiscal 2011 annual cash incentive award	$1,321,069
Mr. Dordell	15% of base salary from November through December 2010	$8,550
	20% of base salary from January through October 2011	$58,000
	50% of the fiscal 2011 annual cash incentive award	$142,270
	100% of the fiscal 2009 to fiscal 2011 performance share award	$159,264
Mr. Ramstad	100% of the fiscal 2009 to fiscal 2011 performance share award	$142,200

(2)	Amount reported represents Company contributions to the Supplemental Benefit Plan for fiscal year 2011. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 54 and the related footnote.

(3)	Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results during the fiscal year based on each named executive officer’s selected fund allocation. None of these amounts are included in the “Summary Compensation Table” because earnings were not preferential or above market. The funds listed below are generally consistent with those funds provided in our IS&ESOP and do not include any preferential or above-market interest. The rates for fiscal 2011 are provided below:

Alger Small Cap Growth Institutional I	6.76%
American Funds EuroPacific Gr R5	-6.76%
American Funds Growth Fund of Amer R4	2.41%
Artisan Mid Cap Inv	12.92%
Eaton Vance Large-Cap Value I	2.17%
Fidelity Diversified International	-5.07%
Fidelity US Treasury Money Market	0.01%
ICM Small Company	5.83%
JPMorgan Mid Cap Value Sel	8.54%
JPMorgan Prime Money Market Morgan	0.01%
T. Rowe Price Equity Income	5.71%
T. Rowe Price International Discovery	-5.47%
Vanguard Institutional Index Instl	8.07%
Vanguard Total Bond Market Index Signal	5.03%
Toro Common Stock	-3.49%

(4)	Amount reported represents total balance at October 31, 2011, the last day of fiscal 2011, plus any named executive officer’s or Company contributions for fiscal 2011 that were paid after October 31, 2011. Includes the following amounts reported in the “Summary Compensation Table” for fiscal years 2009 and 2010: $255,922 for Mr. Hoffman, reported in the “All Other Compensation” column; $81,551 for Mr. Wolfe, reported in the “All Other Compensation” column; $203,718 for Mr. Dordell reported in the “Base Salary” or “Nonequity Incentive Plan Compensation” column and $42,266 reported in the “All Other Compensation” column; and $43,927 for Mr. Ramstad reported in the “All Other Compensation” column.

Potential Payments Upon Termination or Change In Control

Overview.    The following discussion describes the payments and benefits to which our named executive officers, or his or her beneficiaries, are entitled as the result of a termination of employment in various situations, including: voluntary resignation and retirement, disability or death, involuntary termination by us, termination by us for cause, and change in control of our Company. Our named executive officers do not have any employment or severance agreements or arrangements other than as provided for in our change in control severance compensation policy, or CIC policy. Accordingly, our named executive officers do not have the right to cash severance in connection with a termination of employment except in connection with a change in control of our Company as described under “Change in Control” beginning on page 69. For purposes of quantifying other payments or benefits, amounts are calculated (i) for each named executive officer other than Mr. Wolfe who retired on July 31, 2011, as if the termination occurred following the close of business on October 31, 2011, the last day of our 2011 fiscal year; and (ii) using a per share value of $54.04, which represents the closing price of our common stock, as reported on the NYSE, on October 31, 2011.

The intent of this discussion is to describe those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment in the described situation and not all payments and benefits a named executive officer will receive following termination. These other payments and benefits, which we refer to as “vested benefits,” include:

•

Payment of individual contributions to our Deferred Plan and Deferred Plan for Officers in accordance with prior distribution elections, as described under “Nonqualified Deferred Compensation for Fiscal 2011” on page 63;

•	Payment of Company contributions on behalf of the named executive officer under our Supplemental Benefit Plan, as described under “Nonqualified Deferred Compensation for Fiscal 2011” on page 63;

•

Payment of individual contributions and vested Company investment fund and ESOP contributions on behalf of the named executive officer under our IS&ESOP, as described under “Health, Welfare and Retirement Benefits and All Other Compensation—Retirement Benefits” on page 52;

•

If employed through the end of the fiscal year, payment of annual cash incentive awards if threshold levels are met and at the percentage of the target achieved, as described under “Annual Cash Incentives” beginning on page 44;

•

Exercise of stock options that had vested prior to the date of termination for three months after the date of termination, unless the named executive officer is determined to have taken any adverse action, as described under “Long-Term Incentives—Stock Options” beginning on page 48;

•

Retention of restricted stock that had vested prior to the date of termination, unless the named executive officer is determined to have taken any adverse action, as described under “Long-Term Incentives—Restricted Stock Awards” on page 49; and

•	Payouts under, and continuation of, health and welfare benefits under plans generally applicable to our U.S.-based office salaried employees.

Voluntary Resignation and Retirement.    We are not obligated to pay any amounts in addition to a named executive officer’s vested benefits, and no outstanding equity compensation awards are altered, in the event of a voluntary termination unless the named executive officer meets the criteria for “retirement” in connection with his or her voluntary termination. For purposes of our compensation arrangements, “retirement” generally means the voluntary termination of employment at or after the age of 55 and with a number of years of service that, when added together with the named executive officer’s age, equals at least 65. Mr. Hoffman is the only currently employed named executive officer who meets the retirement criteria. Accordingly, in the event of retirement, Mr. Hoffman is entitled to or, upon approval by the Compensation & Human Resources Committee, may receive the following payments and benefits in addition to his vested benefits:

•

Under the 2010 Plan and related annual cash incentive award agreements, if Mr. Hoffman retires prior to the end of the annual performance period, which is the end of our fiscal year, the Compensation & Human Resources Committee may approve a prorated payment of an outstanding annual cash incentive award but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the named executive officer’s retirement date. Accordingly, the Committee could have approved the payment of Mr. Hoffman’s fiscal 2011 annual cash incentive award in the amount of $1,321,069, as set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 54.

•

Under our prior stock option plans, the 2010 Plan and related stock option agreements, Mr. Hoffman is entitled to an extended, post-retirement vesting and exercise period of four years (or the remaining term of the option, whichever is shorter) from his retirement date for all outstanding stock options held on his termination date. During this four-year period, any unvested stock options will continue to vest and Mr. Hoffman may exercise any vested stock options that had vested as of his retirement date or will vest during such four-year period. Mr. Hoffman would have benefited from extended, post-retirement vesting relating to options to purchase an aggregate of 150,699 shares having an aggregate intrinsic value of $1,535,457.

•

Under The Toro Company Performance Share Plan, or PSP, the 2010 Plan and related performance share agreements, if Mr. Hoffman retires after completion of at least one fiscal year of our current three-fiscal year performance period, the Compensation & Human Resources Committee may approve a prorated payment of an outstanding performance share award but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the performance period (determined in full fiscal years) that was completed as of Mr. Hoffman’s retirement date. The Committee could have approved for Mr. Hoffman: (i) payout of his fiscal 2009 to fiscal 2011 performance share award as set forth in the “Option Exercises and Stock Vested for Fiscal 2011” table on page 62, which consists of 14,750 shares having a value of $797,090; (ii) future payout of two-thirds of his fiscal 2010 to fiscal 2012 performance share award as set forth in the “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011” table beginning on page 59 at the percentage of the target actually achieved and determined following the completion of the performance period, which consists of 31,333 shares having a value of $1,693,235; and (iii) future payout of one-third of his fiscal 2011 to fiscal 2013 performance share award, as set forth in the “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011” table beginning on page 59, at the percentage of the target actually achieved and determined following the completion of the performance period, which consists of 11,162 shares having a value of $603,194. For future payouts of the fiscal 2010 to fiscal 2012 and fiscal 2011 to fiscal 2013 performance share awards, share amounts represent financial plan levels of performance.

•

Pursuant to a policy adopted by our Compensation & Human Resources Committee, Mr. Hoffman would continue to receive post-retirement perquisites consisting of reimbursement for amounts incurred for: (i) one additional year of financial planning expenses; (ii) one additional executive physical; and (iii) twelve additional months, or through the end of the lease term, whichever is shorter, of lease payments for a company-leased automobile. Additionally, Mr. Hoffman is entitled to continue to obtain certain Company products for personal use at no cost for five years following his retirement; provided, however, that he is responsible for payment of applicable taxes attributed to the value of such products. Mr. Hoffman would have benefited from perquisites having an aggregate value of approximately $33,000.

Disability or Death.    In the event of termination as the result of disability or death, a named executive is entitled to receive the following payments and benefits in addition to his or her vested benefits:

•

Under our prior stock option plans, the 2010 Plan and related stock option agreements, all outstanding stock options held by a named executive officer on his or her termination date will immediately vest and may be exercised (by the named executive officer, his or her guardian or legal representative or beneficiary, as applicable) for a period of up to one year (or the remaining term of the option, whichever is shorter). Each of our named executive officers would have benefited from accelerated vesting of options to purchase an aggregate number of shares having an aggregate intrinsic value as follows: Mr. Hoffman,150,699 shares having a value of $1,535,457; Mr. Dordell, 27,999 shares having a value of $290,239; Mr. Ramstad, 27,366 shares having a value of $274,148; and Mr. Drazan, 14,933 shares having a value of $145,752. Ms. Peterson did not hold any stock options as of October 31, 2011.

•

Under the PSP, the 2010 Plan and related performance share agreements, if a named executive officer becomes disables or dies after completion of at least one fiscal year of our current three-fiscal year performance period, the Compensation & Human Resources Committee may approve a prorated payment to the named executive officer, his guardian or legal representative or beneficiary, as applicable, of an outstanding performance share award but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the performance period (determined in full fiscal years) that was completed as of the named executive officer’s termination date. Ms. Peterson is not entitled to any potential performance share payouts because she did not hold any performance share awards as of October 31, 2011. Potential performance share payouts for Mr. Hoffman are the same as those set forth above under “Voluntary Termination or Retirement.” Potential performance share payouts for each of the other named executive officers are as follows: (i) payout of fiscal 2009 to fiscal 2011 performance share awards as set forth in the “Option Exercises and Stock Vested for Fiscal 2011” table on page 62, which consists of 2,800 shares having a value of $151,312 for Mr. Dordell, 2,500 shares having a value of $135,100 for Mr. Ramstad and 1,350 shares having a value of $72,954 for Mr. Drazan; (ii) future payout of two-thirds of fiscal 2010 to fiscal 2012 performance share awards as set forth in the “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011” table beginning on page 59 at the percentage of the target actually achieved and determined following the completion of the performance period, which consists of 6,000 shares having a value of $324,240 for each of Messrs. Dordell and Ramstad and 3,000 shares having a value of $162,120 for Mr. Drazan; and (iii) future payout of one-third of fiscal 2011 to fiscal 2013 performance share awards, as set forth in the “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011” table beginning on page 59, at the percentage of the target actually achieved and determined following the completion of the performance period, which consists of 2,024 shares having a value of $109,377 for each of Messrs. Dordell and Ramstad and 1,157 shares having a value of $62,524 for Mr. Drazan. For future payouts of the fiscal 2010 to fiscal 2012 and fiscal 2011 to fiscal 2013 performance share awards, share amounts represent financial plan levels of performance.

Involuntary Termination by Toro.    As previously noted, our named executive officers do not have employment or severance agreements or arrangements other than as provided for in our CIC policy. Accordingly, we are not obligated to provide payments or benefits in addition to a named executive officer’s vested benefits in the event of an involuntary termination of employment by us. Any negotiated separation arrangements would be determined on a case-by-case basis taking into account all relevant facts and circumstances, including the named executive officer’s term of employment, past contributions and reasons for termination, and would be approved by the Compensation & Human Resources Committee. Separation arrangements typically require that the named executive officer sign a release and waiver of claims and comply with confidentiality and non-compete restrictions. Under our equity compensation plans and related award agreements, the Compensation & Human Resources Committee has discretion to approve, among other things, the immediate termination or vesting, continued vesting, or conditions of payment as applicable to stock options, performance share awards or restricted stock awards held by a named executive officer on his or her termination date.

Termination by Toro for Cause.    We are not obligated to provide payments or benefits in addition to a named executive officer’s vested benefits in the event of a termination of employment by us for cause. Under our prior stock option plans, the PSP and the 2010 Plan, we have certain clawback rights as described below under “Clawback Provisions.”

Change in Control.    On January 18, 2011, we adopted a new CIC policy applicable to our executive officers, including our named executive officers, primarily to conform our change in control practices to evolving market best practices. Adoption of the CIC policy effectively terminated our prior change of control employment agreements with certain executive officers, as each officer voluntarily agreed to terminate such agreement in connection with becoming subject to the CIC policy. If a change of control, as generally defined below, has not occurred, our Board may terminate the CIC policy after two years’ advance notice of such termination.

The CIC policy incorporates a “double trigger” mechanism and provides for a severance payment for an executive officer if within three years after a change in control an executive officer’s employment is terminated by us without just cause or the executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. The severance payment an executive officer would be entitled to receive includes:

•	a lump sum cash severance payment equal to two times (or three times for the CEO) the sum of the executive officer’s then current annual base salary and target annual cash incentive award;

•

a lump sum cash payment in an amount equal to the executive officer’s pro-rated target annual cash incentive award for the fiscal year in which the termination date occurs, reduced by any amounts paid under the terms of the applicable equity compensation policy itself for the same period of time;

•

eligibility for continuation coverage under our medical, dental and other group health plans for a period of three years following the termination date and reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by the executive immediately prior to his or her termination date to obtain such coverage; and

•	two years of outplacement services.

The CIC policy does not provide a “gross-up” for 280G excise tax and, as a condition to the payment of any severance payment, the executive officer must execute and return a release substantially in the form attached to the policy.

In addition to the CIC policy, our equity compensation plans, including our prior stock option plans, the PSP and the 2010 Plan, as applicable, provide that if we experience a change in control, as generally defined below, whether or not there is a qualifying termination of employment:

•

all stock options immediately vest, become exercisable in full and, depending upon the plan under which the options were granted, remain exercisable for three years or their remaining term following the change in control (provided that in no event will three years extend beyond the remaining term of the option);

•	all outstanding annual cash incentive awards for performance periods in progress at the time of the change in control immediately vest and become immediately payable at target in cash; and

•

all outstanding performance share awards for performance periods in progress at the time of the change in control immediately vest and become payable in full in shares of our common stock, provided, however, that the CIC policy provides that for executive officers covered by the policy, any such performance share awards are payable at target (not in full or at maximum).

Alternatively, the Compensation & Human Resources Committee may elect to terminate such options or awards in exchange for a cash payment for each option or award in an amount equal to the excess, if any, between the consideration received by shareholders of our Company for shares of our Company in connection with the change in control and the exercise or purchase price, if any, of the option or award, multiplied by the number of shares subject to such option or award. Our equity compensation plans do not provide a “gross-up” for 280G excise tax, but do provide for a reduction of payments if such payments result in higher after-tax income including after the 280G excise tax.

For purposes of our CIC policy and equity compensation plans, and subject to limited exceptions, a “change in control” occurs if:

•	another person becomes the beneficial owner of at least 20% or more of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock;

•	a majority of our Board becomes comprised of persons other than those for whom election proxies have been solicited by our Board;

•

the completion of certain business combinations, including a reorganization, merger, consolidation, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or

•	our shareholders approve a complete liquidation or dissolution of our Company.

Potential Change of Control Payments Without Employment Termination Event.    The following table is provided to illustrate the potential payments to each of our named executive officers under our equity compensation plans upon a change in control of our Company and without any termination of employment event. For purposes of these calculations, we have assumed the change in control event occurred following the close of business on October 31, 2011. Accordingly, the performance periods for the fiscal 2011 annual cash incentive awards and fiscal 2009 to fiscal 2011 performance share awards would have been completed and those amounts would be paid out as set forth in the as set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 54 and the “Option Exercises and Stock Vested for Fiscal 2011” table on page 62, respectively.

	Potential Payments Upon a Change in Control Without Any Termination Event
Name	Unvested & Accelerated Stock Options(1)	Accelerated Performance Share Award Payouts(2)	Total
Mr. Hoffman	$1,535,457	$2,312,912	$3,848,369
Ms. Peterson	$0	$0	$0
Mr. Dordell	$290,239	$432,320	$722,559
Mr. Ramstad	$274,148	$432,320	$706,468
Mr. Drazan	$145,752	$229,670	$375,422

(1)	This amount represents the value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer and is based on the difference between: (a) $54.04, the market price (closing price of our common stock, as reported on the NYSE) of the shares of our common stock underlying the unvested stock options held by such executive as of October 31, 2011, the last trading day of our 2011 fiscal year, and (b) the exercise price of the stock options. The exercise prices for unvested stock options currently held by our named executive officers range from $28.62 to $63.52 per share.

(2)

This amount represents the value of the immediate payout of the target number of shares of our common stock that such executive would have been entitled to receive as payout for performance share awards for each of the fiscal 2010 to fiscal 2012 performance period and the fiscal 2011 to fiscal 2013 performance period. Such value is based on: (a) the number of outstanding performance share awards held by such executive as of October 31, 2011 for each of the fiscal 2010 to fiscal 2012 performance period and the fiscal 2011 to fiscal 2013 performance period, multiplied by (b) $54.04, the market price (closing price of our common stock, as reported on the NYSE) of our common stock on October 31, 2011, the last trading day of our 2011 fiscal year.

Potential Additional Payments for Employment Termination Event.    The following table quantifies the potential additional payments to each of our named executive officers under our CIC policy if, in anticipation of the change in control, at the request of a third party who took actions to cause the change in control or following a change in control, a named executive officer is terminated by us without cause or a named executive officer terminates his employment for good reason. For purposes of these calculations, except as otherwise indicated, we have assumed the termination occurred on October 31, 2011.

	Potential Additional Payments In Connection With Or Following A Change In Control With Termination By Toro Without Cause Or By Executive for Good Reason
Name	Severance Payment(1)	Welfare Plan Benefits(2)	Outplacement Services(3)	Total
Mr. Hoffman	$4,972,500	$53,289	$30,000	$5,055,789
Ms. Peterson	$800,000	$47,172	$30,000	$877,172
Mr. Dordell	$1,044,000	$36,093	$30,000	$1,110,093
Mr. Ramstad	$1,044,000	$51,120	$30,000	$1,125,120
Mr. Drazan	$930,000	$46,782	$30,000	$1,006,784

(1)	This amount represents three times for the Chairman and CEO and two times for each other named executive officer, the sum of the executive’s: (a) then current annual base salary, which equals twelve times the highest monthly base salary paid to the executive during the fiscal year ended October 31, 2011, and (b) then current target annual cash incentive award. Ms. Peterson did not receive an annual cash incentive award in fiscal 2011.

(2)	This amount represents the estimated value of the welfare plan benefits based on our premium levels in effect on October 31, 2011.

(3)	This amount is based on the assumption that we would incur a $30,000 one-time cost for outplacement services to be provided for the two-year period.

We have established a trust for the benefit of our named executive officers (and certain other executives and employees) which, in the event of a change in control, must be funded in an amount equal to our accrued liability arising under our change in control arrangements. In addition, under our deferred compensation and retirement plans, upon the occurrence of a change in control, we must transfer cash or property to a trust for the benefit of plan participants in an amount equal to the present value of all accumulated or accrued benefits then payable to or on behalf of plan participants.

Clawback Provisions.    Our stock option plans and the related stock option agreements with our named executive officers contain a “clawback” provision which provides that if, within one year after the termination of employment of any of our named executive officers, the executive officer is employed or retained by or renders services to a competitor, violates any confidentiality or agreement governing the ownership or assignment of intellectual property rights or engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of our Company, we have the right to cancel, rescind or restrict all stock options held by such individual and demand the return of the economic value of any stock option which was realized or obtained by such individual during the period beginning on the date that is 12 months prior to the date of termination to the date of the last exercise. The PSP and the related performance share agreements with our named executive officers contain a similar “clawback” provision applicable to any shares of our common stock that the Compensation &

Human Resources Committee determines will be paid out under performance share awards after the termination of an executive’s employment with us.

In addition, under the 2010 Plan and related award agreements, if a participant, including our named executive officers, is determined by the Compensation & Human Resources Committee to have taken any adverse action similar to those actions described above, all rights of such individual under the 2010 Plan and any agreements evidencing an award then held by the individual will terminate and be forfeited and the Committee may require the participant to surrender and return to our Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the individual during the period beginning one year prior to the participant’s termination of employment or other service with our Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards. In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant, including our named executive officers, who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse us for the amount of any award received by such individual under the 2010 Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of our common stock that may be issued under our equity compensation plans as of October 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,200,690	(1)	$41.83	(2)	2,497,607	(3)
Equity compensation plans not approved by security holders	0		N/A		N/A
Total	2,200,690		$41.83	(2)	2,497,607

(1)	Amount includes: 50,008 outstanding stock options under The Toro Company 1993 Stock Option Plan, or 1993 Plan; 1,460,666 outstanding stock options under The Toro Company 2000 Stock Option Plan, or 2000 Plan; 154,004 outstanding stock options under the 2000 Directors Stock Plan; 217,014 outstanding stock options under the 2010 Plan; 236,198 outstanding performance share awards under the PSP, assuming a maximum level of achievement; and 82,800 outstanding performance share awards under the 2010 Plan, assuming a maximum level of achievement. The actual number of shares that will be issued under the performance share awards is determined by the level of achievement of performance goals.

(2)	Performance share awards do not have exercise prices and therefore have been excluded from the weighted-average exercise price calculation in column (b).

(3)

Amount represents shares available for future issuance upon awards that may be granted under the 2010 Plan, which includes 2,750,000 shares approved by our shareholders at the Annual Meeting of Shareholders held on March 16, 2010, plus shares subject to awards outstanding under the 1993 Plan, the 2000 Plan, the 2000 Directors Plan and the PSP as of March 16, 2010, that were subsequently forfeited, expired or otherwise terminated, less any shares issued or surrendered and not again available for issuance under the 2010 Plan. Any shares available under the 1993 Plan, the 2000 Plan, the 2000 Directors Plan and the PSP that were not subject to awards outstanding under such plans as of March 16, 2010, are no longer available for issuance under such plans or the 2010 Plan.

OTHER INFORMATION

Shareholder Proposals and Director Nominations for the 2013 Annual Meeting

The 2013 Annual Meeting of Shareholders is expected to be held on March 12, 2013. In order for a shareholder proposal to be included in our proxy statement for the 2013 Annual Meeting, (i) our Vice President, Secretary and General Counsel must receive such proposal no later than the close of business on October 10, 2012, unless the date of the 2013 Annual Meeting is delayed by more than 30 calendar days; and (ii) such proposal must satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Amended and Restated Bylaws.

Under our Amended and Restated Bylaws, in order for a shareholder to nominate one or more persons for election to the Board at the 2013 Annual Meeting or propose any other business to be brought before the 2013 Annual Meeting, complete and timely notice must be given in writing and in proper form to our Vice President, Secretary and General Counsel not later than December 20, 2012 nor earlier than November 20, 2012. However, if the date of the 2013 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the 2012 Annual Meeting, such notice must be delivered not earlier than the 120th day prior to the date of the rescheduled 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the rescheduled 2012 Annual Meeting or the 10th day following the day on which we first make public announcement of the date of the rescheduled 2013 Annual Meeting. Any notice must contain the specific information required by our Amended and Restated Bylaws, including, among other things, information about: any proposed nominee and his or her relationships with the shareholder submitting the nomination; any agreements, arrangements or understandings the shareholder may have with any proposed nominee or other parties relating to the nomination or other proposal; and the interests that the shareholder has related to our Company and its shares, including as a result of, among other things, derivative securities, voting arrangements or short positions. Such information must be updated as of the record date for the 2013 Annual Meeting and as of the date that is 10 business days prior to the date of the 2013 Annual Meeting. This summary information regarding our Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If a nomination or proposal is not timely and properly made in accordance with the procedures set forth in our Amended and Restated Bylaws, or does not contain the specific information required by our Amended and Restated Bylaws, such nomination or proposal will be defective and will not be brought before the 2013 Annual Meeting. If a nomination or proposal is nonetheless brought before the 2013 Annual Meeting and the Chairman does not exercise the power and duty to declare the nomination or proposal defective, the persons named in the proxy may use their discretionary voting with respect to your nomination or proposal.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only set of proxy materials may have been sent to multiple shareholders at a shared address. Additional copies of this proxy statement and our Annual Report on Form 10-K are available upon request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, by telephone at 888-237-3054, or by email to invest@toro.com. These documents also may be downloaded and printed from our website at www.thetorocompany.com/proxy. Any shareholder who wants to receive separate copies of our proxy materials in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record holder.

Annual Report

A copy of Toro’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as filed with the SEC, will be sent to any shareholder, without charge, upon written request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. You also may obtain our Annual Report on Form 10-K on the Internet at the SEC’s website, www.sec.gov, or on our website at www.thetorocompany.com/proxy. Our Fiscal Year 2011 Annual Report, which contains information about our business but is not part of our disclosure deemed to be filed with the SEC, also is available on our website at www.thetorocompany.com/proxy.

Cost and Method of Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our non-employee directors, executive officers and other employees may solicit proxies by telephone, electronic transmission and personally. Our non-employee directors, executive officers and other employees will not receive compensation for such services other than regular non-employee director or employee compensation. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, 06902, for an estimated fee of $7,500, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies.

Dated: February 7, 2012

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL

Vice President, Secretary

and General Counsel

THE TORO COMPANY

The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

THE TORO COMPANY
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, March 20, 2012 1:30 PM CDT

This Proxy is solicted on behalf of the Board of Directors for use at the Annual Meeting on March 20, 2012.

The shares of stock held in this account or in a dividend reinvestment account will be voted as you specify on the reverse side or by telephone or Internet. Shares held in employee benefit plans for which a Proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the Proxy will be voted "For" all nominees for Director and "For" Proposals 2 and 3.

By signing, dating and returning this Proxy card, you revoke all prior proxies, including any Proxy previously given by telephone or Internet, and appoint M. J. Hoffman and T. P. Dordell, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000120827_2 R1.0.0.11699

TORO

THE TORO COMPANY
8111 LYNDALE AVENUE SOUTH
BLOOMINGTON, MN 55420-1196

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 19, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The Toro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 19, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Janet K. Cooper 02 Gary L. Ellis 03 Gregg W. Steinhafel

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000120827_1 R1.0.0.11699